EXHIBIT 10.31








                                                    $50,000,000
                                            REVOLVING CREDIT AGREEMENT

                                                      between

                                               Hagler Bailly, Inc.,
                                                    as Borrower

                                                        and

                                               The Lenders From Time
                                              To Time a Party Hereto,
                                                    as Lenders


                                                       with


                                                NationsBank, N.A.,
                                                     as Agent



                                           Dated as of November 20, 1998






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72



                                            REVOLVING CREDIT AGREEMENT

                  This REVOLVING CREDIT AGREEMENT, dated as of November 20, 1998 (as amended, modified, or otherwise supplemented from time to time, the "Agreement"), is between (i) HAGLER BAILLY, INC., a Delaware corporation (the "Borrower"), (ii) THE LENDERS FROM TIME TO TIME A PARTY TO THIS AGREEMENT (each, a "Lender" and, collectively, the "Lenders") and (iii) NATIONSBANK, N.A., a national banking association and in its separate capacity as agent for the Lenders hereunder (in such capacity, the "Agent").

                                               W I T N E S S E T H:
                  WHEREAS, the Borrower has requested the Lenders to make available to the Borrower a revolving line of credit for loans and letters of credit up to an aggregate of $50,000,000 for general corporate purposes, including financing the general working capital requirements and permitted acquisitions of the Borrower (the "Permitted Uses"), in each case upon the terms and subject to the conditions set forth herein;

                  WHEREAS, to induce the Lenders and the Agent to enter into this Agreement, and as a condition to the obligations of the Lenders hereunder becoming effective on the Effective Date, (i) the Borrower has agreed to enter into the Borrower Security Agreement with the Agent, pursuant to which the Borrower shall grant to the Agent, for the ratable benefit of the Lenders, a first priority lien on and security interest in the Borrower's assets, (ii) the Borrower has agreed to cause certain subsidiaries of the Borrower to enter into respective Subsidiary Security Agreements with the Agent, pursuant to which such subsidiaries shall grant to the Agent, for the ratable benefit of the Lenders, a first priority lien on and security interest in such subsidiaries' assets, and
(iii) the Borrower has agreed to cause certain domestic subsidiaries of the Borrower to enter into the Subsidiary Guarantee with the Agent, pursuant to which such subsidiaries shall guarantee to the Agent, for the ratable benefit of the Lenders, the obligations of the Borrower hereunder;

                  WHEREAS, as a further inducement to cause the Lenders and the Agent to enter into this Agreement, the Borrower has agreed, subject to the terms and conditions contained herein, to from time to time pledge or cause to be pledged to the Agent, for the ratable benefit of the Lenders, 65% of the outstanding shares of capital stock of certain Foreign Subsidiaries of the Borrower;

                  WHEREAS, the Lenders are willing to make the loans and issue the letters of credit to the Borrower, and the Agent is willing to act as "Agent" in connection therewith, upon the terms and subject to the conditions and provisions set forth herein; and

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Borrower, the Lenders and the Agent hereby agree as follows:

ARTICLE I.

                                     DEFINITIONS AND ACCOUNTING TERMS

         Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the meanings indicated (such meanings to be, when appropriate, equally applicable to both the singular and plural forms of the terms defined):

                  "ABR" means, for any day, the greater of (x) the Bank Prime Rate as in effect on such day and (y) the Federal Funds Rate as in effect on such day plus one-half of 1%.

                  "ABR Loan" shall mean any Revolving Loan bearing interest based on the ABR.

                  "Accumulated Funding Deficiency" has the meaning ascribed to that term in ERISA Section 302.

                  "Acquisition Consideration" shall mean the aggregate consideration paid for any Acquisition Party, including without limitation all cash, cash equivalents, the value of all capital stock, the aggregate amount of all promissory notes (or other instruments of indebtedness) issued, the amount of Acquisition Party debt assumed, or otherwise, and whether such consideration shall be paid at closing or be deferred or subject to earnouts or any other contingency.

     "Acquisition Party" has the meaning specified in Section 6.2(e) of this Agreement.


 "Administrative Fee" shall have the meaning specified in Section 3.7(b) hereof.

                  "Administrative Fee Letter" shall have the meaning specified in Section 3.7(b) hereof.

                  "Affiliate" means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" or "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote 10% or more of the securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

                  "Agent" has the meaning specified in the preamble of this Agreement and shall include any successor Agent appointed pursuant to
         Section 8.7 hereof.

                  "Agent Lending Office" or "Lending Office of the Agent" means the Agent's offices at NationsBank, N.A., care of Kay Finlaw-Creel, VA-200-05-02, 8300 Greensboro Drive, McLean, Virginia 22102, or such other office in the United States of America of Agent as it may from time to time designate to the Borrower or the Lenders by written notice.

      "Agreement" shall have the meaning specified in the preamble hereof.

                  "Applicable L/C Margin" means, for any period, in the event the Funded Debt to EBITDA ratio calculated pursuant to Section 6.1(e) hereof is (a) less than .50 to 1.00, then 0.80%, (b) greater than or equal to 0.50 to 1.00 but less than 1.50 to 1.00, then 1.00%, (c) greater than or equal to 1.50 to 1.00 but less than 2.50 to 1.00, then 1.25%, and (d) greater than or equal to 2.50 to 1.00, then 1.75%. The Applicable L/C Margin for any Fiscal Quarter shall be determined based on the financial statements delivered by the Borrower during the immediately preceding Fiscal Quarter; provided, however, that if such financial statements are not delivered when due, then the highest Applicable L/C Margin shall apply.

                  "Applicable LIBOR Rate" means, for any period, in the event the Funded Debt to EBITDA ratio calculated pursuant to Section 6.1(e) hereof is (a) less than 0.50 to 1.00, LIBOR plus .80%, (b) greater than or equal to 0.50 to 1.00 but less than 1.50 to 1.00, LIBOR plus 1.00%,
         (c) greater than or equal to 1.50 to 1.00 but less than 2.50 to 1.00, LIBOR plus 1.25%, and (d) greater than or equal to 2.50 to 1.00, LIBOR plus 1.75%. The Applicable LIBOR Rate for any Fiscal Quarter shall be determined based on the financial statements delivered by the Borrower during the immediately preceding Fiscal Quarter; provided, however, that if such financial statements are not delivered when due, then the highest Applicable LIBOR Rate shall apply.

                  "Applicable Swing Line Rate" means, for any period, in the event the Funded Debt to EBITDA ratio calculated pursuant to Section 6.1(e) hereof is (a) less than 0.50 to 1.00, the Base Swing Line Rate plus 1.10%, (b) greater than or equal to 0.50 to 1.00 but less than
         1.50 to 1.00, the Base Swing Line Rate plus 1.30%, (c) greater than or equal to 1.50 to 1.00 but less than 2.50 to 1.00, the Base Swing Line Rate plus 1.55%, and (d) greater than or equal to 2.50 to 1.00, the Base Swing Line Rate LIBOR plus 2.05%. The Applicable Swing Line Rate for any Fiscal Quarter shall be determined based on the financial statements delivered by the Borrower during the immediately preceding Fiscal Quarter; provided, however, that if such financial statements are not delivered when due, then the highest Applicable Swing Line Rate shall apply.

                  "Authorized Officer" means any of the Chief Executive Officer, Chief Financial Officer or Treasurer of any Person which is a corporation, partnership, or other business organization.

                  "Autoborrow   Services   Agreement"  shall  have  the  meaning
specified in Section 2.4(c) hereof.

                  "Bank Prime Rate" means, for any period, a fluctuating interest rate per annum equal to the rate of interest publicly announced by the Agent as its prime rate in effect from time to time (which rate may not be the lowest rate of interest charged by the Agent to commercial borrowers).

                  "BankBoston Credit Facility" means the credit facility made available to Putnam, Hayes & Bartlett, Inc., a subsidiary of the Borrower, under that certain First Amended and Restated Revolving Credit Agreement, dated as of May 29, 1998, between BankBoston, N.A. and Putnam, Hayes & Bartlett, Inc., as the same has been amended, modified or supplemented from time to time.

                  "Bankruptcy Code" shall mean Title 11 of the United States Code or any similar or successor federal law for the relief of debtors, as the same may be amended from time to time.

                  "Base  Swing Line Rate" shall have the  meaning  specified  in
Section 2.4(c) hereof.

                  "Benefit Plan" means any employee benefit plan (including a Multiemployer Plan), the funding requirements of which (under ERISA
         Section 302 or Section 412 of the Code) are, or at any time within six years immediately preceding the time in question were, in whole or in part, the responsibility of the Borrower or an ERISA Affiliate.

     "Borrower" has the meaning specified in the preamble of this Agreement.

                  "Borrower Account" means the bank account of the Borrower maintained with the Agent for general purposes and assigned the account number designated by the Agent in writing to the Borrower.

                  "Borrower Security Agreement" means the Security Agreement, substantially in the form of Exhibit A hereto, executed and delivered by the Borrower in favor of the Agent on or prior to the Effective Date pursuant to Section 4.1(i)(B) hereof, as the same may be amended, modified or supplemented from time to time.

     "Borrowing Notice" has the meaning specified in Section 2.2(a) of this Agreement.

  "Breakage Period" has the meaning specified in Section 3.9 of this Agreement.

                  "Business Day" means any day on which commercial banks are open for business (and not required or authorized by law to close) in Fairfax County, Virginia, and Charlotte, North Carolina.

                   "Capital Expenditures" shall mean all expenditures classified as capital expenditures in accordance with GAAP.

                  "Capital Lease" of any Person shall mean any lease of any property (whether real, personal or mixed) by such Person (as lessee or guarantor or other surety) which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

                  "Cash Flow" shall mean, with respect to any Person for any period of determination, such Person's EBITDA plus rental and lease expense less Capital Expenditures, as determined in accordance with GAAP.

                  "Cash Flow Multiple" shall mean, as of any date of determination, an amount equal to the product of (x) 300% multiplied by
         (y) the EBITDA of the Borrower and its Consolidated Subsidiaries as determined on a rolling four quarter basis and as adjusted to give effect to the acquisition of any Acquisition Party as contemplated by, and in accordance with the manner set forth in, the proviso to Section 6.2(e) hereof.

                  "Change in Control" means one or more of the following events:

                  (a) if any Person (including a person as defined in Section 3(a)(9), Section 13(d) or Section 14(d) of the Exchange Act) is or becomes the owner or beneficial owner, directly or indirectly, of securities of the Borrower representing thirty-three and one-third percent (33-1/3%) or more of the combined voting power of the Borrower's then outstanding securities (the term "beneficial owner" as used herein shall include but not be limited to any person with the attributes or interests described in Rule 13d-3 (as now in effect or as amended) promulgated under the Exchange Act); or

                  (b) (i) the shareholders of the Borrower approve one or more mergers, consolidations or combinations of the Borrower with any other corporations or entities which, if consummated prior to the Maturity Date, would result in (A) the voting securities of the Borrower outstanding on the date hereof (together with any voting securities issued by the Borrower permitted under Section 6.2(c) herein) representing less than 50% of the combined voting power of the voting securities of the Borrower or such surviving entity immediately after consummation of any such merger, consolidation or combination, or (B) after giving effect to such merger, consolidation or combination, a change in the person holding the Office of Chief Executive Officer of the Borrower relative to the person holding such respective office immediately prior to giving effect to such merger, consolidation or combination, or (ii) the shareholders of the Borrower approve a plan of liquidation of the Borrower or an agreement for the sale, disposition or transfer by the Borrower of all or substantially all the assets of the Borrower.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor Federal statute.

                  "Commitment" shall mean, with respect to each Lender's commitment to make Revolving Loans and to issue (or participate in the issuance of) Standby Letters of Credit, the aggregate Dollar amount set forth on Schedule I hereto opposite such Lender's name under the heading "Commitment" or assigned to it in accordance with Section 9.8(c), as such amount may be reduced or otherwise adjusted from time to time in accordance with the provisions of this Agreement.

                  "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect  security  therefor,  (b) to advance or supply funds
         (i) for the purchase or payment of any such primary obligation or (ii) to maintain the net worth or solvency or the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof. The amount of any
         Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Borrower in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such person is required to perform thereunder) as determined by the Borrower in good faith.

                  "Consolidated Cash Flow" shall mean, for any period of determination, the Cash Flow of the Borrower and its Consolidated Subsidiaries, taken as a whole.

                  "Consolidated Fixed Charges" shall mean, for any period of determination, the sum of the Borrower's and its Consolidated Subsidiaries' interest expense contractually due, lease and rental expenses, dividends paid, declared or accumulated on any class of capital stock and payments of principal due (during the period as to which such computation relates) under any Indebtedness, as determined in accordance with GAAP, but excluding all repayments of principal in respect of the Indebtedness outstanding during the 12 month period occurring prior to the Effective Date under each of the State Street Bank Credit Facility and the BankBoston Credit Facility.

                  "Consolidated Subsidiary" means, with respect to any Person at any time, any Subsidiary or other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements as of such time.

                  "Credit Agreement Related Claim" means any claim (whether civil, criminal or administrative and whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Agreement or any other Credit Document or the relationships established hereunder or thereunder.

                  "Credit Documents" means this Agreement, the Revolving Notes, the Swing Line Note, the Borrower Security Agreement, each Subsidiary Security Agreement, each Pledge Agreement executed and delivered by a Pledgor pursuant to Section 6.1(w) hereof, the Subsidiary Guarantee and the Administrative Fee Letter.

                  "Credit Party" shall mean the Borrower and each Subsidiary thereof that is a party to any Credit Document.

                  "Default  Rate"  means the rate of interest  applicable  under
         Section 3.3 of this Agreement from time to time.

                  "Dollars", "U.S.$" and the sign "$" mean such coin or currency of the United States of America as at the time shall constitute legal tender for the payment of public and private debts.

                  "Domestic Subsidiary" shall mean any Subsidiary that is created under the laws of any State of the United States of America or the District of Columbia.

     "Drawing" has the meaning specified in Section 2.3(e) of this Agreement.

                  "EBITDA" shall mean, with respect to any Person for any period of determination, all of such Person's and its Consolidated Subsidiaries' earnings before interest, taxes, depreciation and amortization, extraordinary gains, non-cash, non-recurring compensatory charges incurred in connection with acquisitions, and non-cash, non-recurring charges in respect of the write-down of assets of any Person who has been acquired by the Borrower or any Subsidiary thereof or the write-down of assets of the Borrower or any Subsidiary thereof on account of and in connection with the acquisition by the Borrower or any Subsidiary thereof (as permitted hereunder) of any Acquisition Party, as determined in accordance with GAAP; provided, however, that, for the purposes of calculating EBITDA and solely with respect to any Affiliate of such Person, (i) EBITDA shall include the income of such Affiliate only to the extent such Person receives such income from such Affiliate, and (ii) EBITDA shall exclude the losses of such Affiliate except to the extent such Affiliate shall have received from such Person funds in respect of such losses.

     "Effective Date" has the meaning specified in Section 4.1 of this Agreement.

                  "Equity Rights" means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including without limitation any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type, in such Person.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "ERISA Affiliate" means any Person, including a Subsidiary or other Affiliate, that is a member of any group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o) of which Borrower is a member.

     "Event of Default" has the meaning specified in Section 7.1 of this Agreement.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor Federal statute.

                  "Federal Funds Rate" means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that if no such rate is so published for any day which is a Business Day, then the Federal Funds Rate for such day shall be the average rate quoted to the Agent for such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by it; and, provided further, that if for any reason the Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, then the ABR shall be determined without regard to clause (y) of the definition of ABR until the circumstances giving rise to such inability no longer exist.

                  "Fee Payment Date" means (i) in the case of the Unused Portion Fee and the L/C Fee, the first Business Day following the end of any Fiscal Quarter (or part thereof), and(ii) in the case of the Administrative Fee, on the dates specified in the Administrative Fee Letter.

                  "Fiscal Quarter" means the quarter, during any Fiscal Year, ending March 31, June 30, September 30 and December 31.

     "Fiscal Year" has the meaning specified in Section 6.1(a) of this Agreement.

                  "Fixed Charge Coverage Ratio" means the ratio of Consolidated Cash Flow to Consolidated Fixed Charges as contemplated by Section 6.1(g) hereof.

                  "Foreign Subsidiary" shall mean any Subsidiary that is not created or organized under the laws of any State of the United States of America or the District of Columbia.

                  "Form 8-K" means Form 8-K of the Exchange Act.

                  "Form 10-K" means Form 10-K of the Exchange Act.

                  "Form 10-Q" means Form 10-Q of the Exchange Act.

     "Funded Debt" means, as of any date of determination, the sum of all Indebtedness.

                  "Funding Date" shall mean the date on which any loan shall be made by a Lender to the Borrower hereunder.

       "GAAP" has the meaning specified in Section 1.2 of this Agreement.

                  "Governmental Body" means (i) the United States of America or any State thereof or any department, agency, commission, board, bureau or instrumentality of the United States of America or any State thereof, and (ii) any quasi-governmental body, agency or authority (including any central bank) exercising regulatory authority over the Lender pursuant to applicable law in respect of the transactions contemplated by this Agreement.

                  "Guarantors" means those Subsidiaries of the Borrower who have executed the Subsidiary Guarantee on or prior to the Effective Date, or who may thereafter become a party to the Subsidiary Guarantee in accordance with the provisions hereof.

     "Hazardous Substances" shall have the meaning specified in Section 5.11 hereof.

                  "Indebtedness" of any Person means, as of any date of determination and without duplication, the sum of (i) all indebtedness, obligations and liabilities for money borrowed by such Person, whether or not evidenced by a note, bond, indenture or other agreement (including in the case of the Borrower, without limitation, the Revolving Notes and the Swing Line Note), (ii) all obligations of such Person upon which interest charges are customarily paid, (iii) the face amount of all letters of credit issued for the account of such Person,
         (iv) all  obligations of such Person as lessee under any Capital Lease,
         (v) all amounts owing by such Person under purchase money mortgages or other purchase money liens or conditional sales or other title retention agreements, (vi) all indebtedness or liabilities secured by purchase money mortgages, liens, security interests, conditional sales or other title retention agreements upon property owned by such Person (whether or not such Person has assumed or become liable for the payment of such indebtedness or liabilities), (vii) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables or liabilities incurred in the ordinary and usual course of business), including any deferred or contingent payments (including earnout payments) in connection with any acquisition and any amounts payable under deferred compensation agreements executed in connection with any acquisition, (viii) the net obligations and liabilities of such Person in respect of any interest rate swap, collar, floor or ceiling agreement or other hedging agreement, and (ix) all Contingent Obligations of such Person in respect of the Indebtedness of others.

     "Indemnified Person" has the meaning specified in Section 9.10(b) of this Agreement.

     "Initial Fiscal Quarter" has the meaning specified in Section 6.1(e).

                  "Interest Payment Date" means (x) in the case of Revolving Loans bearing interest at the ABR, the last Business Day of each Fiscal Quarter (or part thereof) in which interest accrues on such Revolving Loans, (y) in the case of any LIBOR Loan, the expiration of the LIBOR Period in respect of such LIBOR Loan, and (z) in the case of any Swing Line Loan, on the last Business Day [of each month during which such Swing Line Loan shall be outstanding].

                  "Issuing Lender" shall mean the Agent.

     "L/C Fee" has the meaning specified in Section 2.3(b) of this Agreement.

     "Lender" or "Lenders" have the meanings specified in the preamble of this Agreement.

                  "Lender Availability" shall mean, as of any date of determination and with respect to each Lender, the amount determined by deducting (x) the amount of such Lender's Pro Rata Share of the Total Outstanding Amount from (y) the amount of such Lender's Pro Rata Share of the Maximum Available Amount.

                  "LIBOR" means, with respect to any LIBOR Period, (x) the per annum interest rate (rounded upward to the nearest 1/100th of 1%) determined on the basis of the offered rates for Dollar deposits for a term comparable to such LIBOR Period and in an amount substantially equal to the outstanding amount of the Revolving Loans in respect of which such determination is made which appear on the Telerate Screen Page 3750 as of 11:00 a.m. (London time) on the day that is two LIBOR Business Days prior to the first day of such LIBOR Period, divided by
         (y) a number equal to 1.00 minus the LIBOR Reserve Rate.

                  "LIBOR Business Day" means any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other Euro-dollar interbank market as may be selected by the Lender in its sole discretion.

     "LIBOR Conversion" has the meaning specified in Section 3.8(a) of this Agreement.

     "LIBOR Conversion Notice" has the meaning specified in Section 3.8(a) of this Agreement.

                  "LIBOR Loans" means the Revolving Loans which bear interest at the Applicable LIBOR Rate.

                  "LIBOR Period" means the one month, two month, three month or six month interest period selected by the Borrower pursuant to any LIBOR Conversion Notice or Borrowing Notice.

                  "LIBOR Reserve Rate" means, for any day with respect to a LIBOR Loan, the maximum rate (expressed as a decimal) at which a Lender would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System, as amended from time to time (or any successor or similar regulations relating to such reserve requirements), against "Eurocurrency liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The LIBOR Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Rate.

                  "Lien" of any Person shall mean any mortgage, deed of trust, lien, pledge, adverse interest in property, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, Lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset owned or held by such Person, or the signing or filing of any security agreement with respect to any of the foregoing authorizing any other party as the secured party thereunder to file any financing statement.

     "Mandatory Borrowing" shall have the meaning specified in Section 2.4(e) hereof.

                  "Material Domestic Subsidiary" shall mean, as of any date of determination, any Domestic Subsidiary of any Person if (x) the book value of all assets (both real and personal) of such Domestic Subsidiary equals or exceeds $250,000 or (y) such Domestic Subsidiary has annual revenues of $250,000 or more.

                  "Maturity Date" means November 30, 2001.

                  "Maximum Available Amount" shall mean, as of any date of determination, the lesser of (x) the Revolving Loan Commitment and (y) the Cash Flow Multiple.

                  "Multiemployer Plan" means any "multiemployer plan" as defined in ERISA Section 4001(a)(3) to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding three plan years made or accrued an obligation to make contributions.

                  "Obligations" shall mean all now existing or hereafter arising indebtedness, obligations, liabilities and covenants of the Borrower to the Lenders or the Agent, their respective Affiliates or permitted successors and assigns or any other Indemnified Person, in each case arising under or in connection with or evidenced by this Agreement or any other Credit Document, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

                  "Optional Prepayment" means the optional prepayment of Swing Line Loans pursuant to Section 2.4(f) hereof or of Revolving Loans pursuant to Section 3.6(b) hereof.

                  "Permitted Investment" means each of (i) direct obligations of the United States of America, and agencies thereof; (ii) obligations fully guaranteed by the United States of America; (iii) certificates of deposit issued by, or bankers' acceptance of, or time deposits with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of the states thereof having combined capital and surplus and retained earnings of at least $500,000,000; (iv) commercial paper of companies having a rating assigned to such commercial paper by Standard & Poor's Corporation or Moody's Investors Service, Inc. (or, if neither such organization shall rate such commercial paper at any time, by any nationally recognized rating organization in the United States of America) of A-1 or P-1, respectively; (v) money-market funds or money-market mutual funds which (a) seek to maintain a constant net asset value, (b) maintain fund assets under management having an aggregate market value of at least $500,000,000 and (c) invest primarily in Permitted Investments of the type described in clauses
         (i), (ii), (iii) or (iv) hereof; or (vi) any investment in any debt security or equity security so long as the amount of all such debt or equity investments shall not exceed, in the aggregate at any time, $1,000,000, provided that the aggregate amount of all voting securities (or debt securities convertible into voting securities) of any one Person held or purchased pursuant to this clause (vi) shall not constitute more than 20% of the outstanding shares of voting securities of such Person.

                  "Permitted Uses" shall have the meaning specified in the first Whereas clause hereof.

                  "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  "Pledge Agreement" means a Pledge Agreement, substantially in the form of Exhibit B executed and delivered pursuant to Section 6.1(w) hereof, as the same may be amended, modified or supplemented from time to time.

                  "Pledgor" shall mean each Person who shall have executed and delivered a Pledge Agreement in favor of the Agent pursuant to Section 6.1(w) hereof.

     "Potential Change in Control" means one or more of the following events:

                           (a) the Borrower enters into an agreement, the consummation of which would result in the occurrence of a Change In Control; or

                           (b) the Board of Directors  of the Borrower  adopts a
                  resolution, the effect of which would result in the occurrence of a Change in Control.

                  "Potential Event of Default" means an event, condition or circumstance which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

     "Prohibited Transaction" shall have the meaning ascribed to such term in ERISA.

                  "Pro Rata Share" shall mean, as of any date of determination and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Commitment and the denominator of which shall be the aggregate amount of Commitments of all Lenders, as such Commitments may be reduced or otherwise adjusted from time to time in accordance with the provisions of this Agreement; provided, however, that if all of the Commitments are terminated or reduced to zero hereunder, the Pro Rata Share shall mean, as of any date of determination and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the sum of the aggregate amount of such Lender's Revolving Loans then outstanding plus the aggregate amount of such Lender's participation in any outstanding Standby Letter of Credit and the denominator of which shall be the sum of the aggregate amount of all Revolving Loans then outstanding plus all Standby Letters of Credit then outstanding.

                  "Regulatory Change" means any applicable law, interpretation, directive, request or guideline (whether or not having the force of law), or any change therein or in the administration or enforcement thereof, that becomes effective or is implemented or first required or expected to be complied with after the date hereof, whether the same is
         (i) the result of an enactment by a government or any agency or political subdivision thereof, a determination of a court or regulatory authority, or otherwise or (ii) enacted, adopted, issued or proposed before or after the date hereof, including any such that imposes, increases or modifies any tax, reserve requirement, insurance charge, special deposit requirement, assessment or capital adequacy requirement, but excluding any such that imposes, increases or modifies any income or franchise tax imposed upon any Lender by any jurisdiction (or any political subdivision thereof) in which any Lender or any office is located.

                  "Reportable Event" means any event or condition described in ERISA Section 4043(b), other than an event or condition with respect to which the 30-day notice requirement has been waived.

                  "Required Lenders" shall mean, except as otherwise provided in
         Section 8.9(i) hereof, as of any date of determination, such Lenders whose Pro Rata Shares of the Revolving Loan Commitment, in the aggregate, are greater than fifty percent (50%); provided, however, that for so long as only two financial institutions constitute Lenders hereunder (it being understood that, solely for the purposes of determining the number of financial institutions constituting Lenders under this proviso, each financial institution, together with its Affiliates, shall constitute a single Lender), Required Lenders shall mean, except as otherwise provided in Section 8.9(i) hereof, as of any date of determination, such Lenders whose Pro Rata Shares of the Revolving Loan Commitment, in the aggregate, constitute one hundred percent (100%).

     "Revolving Loan(s)" shall have the meaning specified in Section 2.1(a) hereof.

                  "Revolving Loan Commitment" shall mean the commitment of the Lenders to make Revolving Loans and issue (or participate in the issuance of) Standby Letters of Credit in an aggregate amount of up to $50,000,000, as such amount may be reduced or otherwise adjusted from time to time in accordance with the provisions of this Agreement.

                  "Revolving Note" means any promissory note issued to a Lender by the Borrower pursuant to this Agreement, substantially in the form (appropriately completed) of Exhibit C to this Agreement, as the same may be amended, modified or supplemented from time to time, and any other promissory note issued in exchange or substitution thereof, and "Revolving Notes" means, collectively, all such promissory notes so issued.

     "SEC" means the Securities and Exchange Commission or any similar Federal agency.

                  "Securities Act" means the Securities Act of 1933, as amended, and any successor Federal statute.

     "Stamp Taxes" has the meaning specified in Section 9.5 of this Agreement.

     "Standby Letter of Credit" has the meaning specified in Section 2.3(a) of this Agreement.

                  "State Street Bank" means State Street Bank and Trust Company.

                  "State Street Credit Facility" shall mean the $15,000,000 credit facility made available to Hagler Bailly Consulting, Inc. and Hagler Bailly Services, Inc., as co-borrowers, under that certain Credit Agreement, dated as of September 30, 1997, between State Street Bank, Hagler Bailly Consulting, Inc. and Hagler Bailly Services, Inc., as the same has been amended, modified or supplemented from time to time.

                  "Subsidiary" shall mean any corporation, limited liability company, partnership, trust or other entity a majority of the capital stock (or equivalent ownership or controlling interest) of which at the time outstanding, having ordinary voting power for the election of directors (or equivalent controlling interest or person), is owned, directly or indirectly, by any other corporation, limited liability company, partnership, trust or other entity, and "Subsidiaries" means, collectively, all such entities.

                  "Subsidiary Guarantee" means the Subsidiary Guarantee, substantially in the form of Exhibit D hereto, executed and delivered by the Guarantors in favor of the Agent on or before the Effective Date pursuant to Section 4.1(i)(C) hereof (or by an Guarantor after the Effective Date as required by Sections 6.2(e) and 6.2(g) hereof) as the same may be amended, modified or supplemented from time to time.

                  "Subsidiary Security Agreement" shall mean each Security Agreement, substantially in the form of Exhibit E hereto, executed and delivered by a Subsidiary of the Borrower in favor of the Agent on or prior to the Effective Date pursuant to Section 4.1(i)(E) hereof or after the Effective Date as provided by Section 6.1(w) hereof, as the same may be amended, modified or supplemented from time to time.

                  "Swing  Line  Lender"  shall  have the  meaning  specified  in
Section 2.4(a) hereof.

                  "Swing Line Loan" shall have the meaning specified in Section 2.4(a) hereof.

                  "Swing Line Note" means the promissory note issued by the Borrower to NationsBank, N.A. pursuant to this Agreement in respect of the Swing Line Loans, substantially in the form (appropriately completed) of Exhibit F to this Agreement, as the same may be amended, modified or supplemented from time to time, and any other promissory note issued in exchange or substitution therefor.

                  "Swing Line  Subfacility"  shall have the meaning specified in
Section 2.4(a) hereof.

                  "Termination  Event" means,  with respect to any Benefit Plan,
         (i) any Reportable Event with respect to such Benefit Plan, (ii) the termination of such Benefit Plan, or the filing of a notice of intent to terminate such Benefit Plan, or the treatment of any amendment to such Benefit Plan as a termination under ERISA Section 4041(c), (iii) the institution of proceedings to terminate such Benefit Plan under ERISA Section 4042 or (iv) the appointment of a trustee to administer such Benefit Plan under ERISA Section 4042.

     "Total Outstanding Amount" has the meaning specified in Section 2.1(a) of this Agreement.

                  "Triggering Event" means the occurrence of any of the following events: (a) with respect to any Foreign Subsidiary of the Borrower and as determined from time to time, if such Foreign Subsidiary has annual revenues of $10,000,000 or more, (b) for any quarterly or annual period of determination, if total revenues or profits from all Foreign Subsidiaries of the Borrower comprise more than 20% of the total revenues or profits of the Borrower and its Consolidated Subsidiaries, or (c) upon an Event of Default. All determinations made with respect to the definition of Triggering Event shall be calculated in Dollars based on the applicable exchange rate quoted in The Wall Street Journal on any date of determination.

                  "Uniform Commercial Code" shall mean the Uniform Commercial Code in effect in the relevant jurisdiction.

     "Unused Portion Fee" has the meaning specified in Section 3.7(a) of this Agreement.

     "Year 2000 Compliant" has the meaning specified in Section 5.13 of this Agreement.

     "Year 2000 Problem" has the meaning specified in Section 5.13 of this Agreement.

     Section 1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied in the United States ("GAAP").

         Section 1.03. Time Period Computations. In the computation of a period of time specified in this Agreement from a specified date to a subsequent date, the word "from" means "from and including" and the words "to" and "until" mean "to but excluding".








ARTICLE II.

GENERAL PROVISIONS OF REVOLVING CREDIT FACILITY

Section 2.01.     The Revolving Loans.

 Revolving Loan Borrowings. Subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to make revolving loans (each, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower, at any time and from time to time on and after the Effective Date until one Business Day prior to the Maturity Date in an amount which shall not exceed such Lender's Pro Rata Share of the Revolving Loan Commitment; provided, however, that (i) the sum of the aggregate outstanding amount of all Revolving Loans plus the aggregate outstanding amount of all Swing Line Loans plus the aggregate amount then available to be drawn under all outstanding Standby Letters of Credit (such sum, the "Total Outstanding Amount") shall at no time exceed the Maximum Available Amount, and (ii) the aggregate outstanding amount of all Revolving Loans made by each individual Lender pursuant to this Section
2.1 plus the aggregate amount then available to be drawn under all outstanding Standby Letters of Credit made by or deemed made by such Lender pursuant to
Section 2.3 hereof shall at no time exceed such Lender's Pro Rata Share of the Maximum Available Amount. Within the limits and subject to the terms and conditions set forth in this Agreement, the Borrower may borrow pursuant to this
Section 2.1 and Section 2.2 hereof, may prepay pursuant to Section 3.6(b) hereof, and reborrow under this Section 2.1 hereof.

         Section 2.02. The Revolving Notes; Maturity. The Revolving Loans made by each Lender pursuant hereto shall be evidenced by a separate Revolving Note. Each Revolving Note shall be issued on or before the Effective Date and shall bear interest, for the period from the initial Funding Date hereunder until such Revolving Note shall be paid in full, on the unpaid principal amount thereof at the rate specified in Section 3.1 of this Agreement. Each Lender is hereby authorized to record in the books and records of such Lender (without making any notation in such Lender's Revolving Note or any schedule thereto), among other things, the amount and Funding Date of each Revolving Loan made by such Lender, the amount and date of each payment or prepayment of any Revolving Loan and the amount and date of any LIBOR Conversion or of any LIBOR Loan converted to an ABR Loan, as the case may be. No failure to so record nor any error in so recording shall affect the obligations of the Borrower to repay the actual outstanding principal amount of the Revolving Loans, with interest thereon, as provided in this Agreement. The aggregate principal amount of the Revolving Loans shall be payable on the Maturity Date, unless sooner accelerated pursuant to the terms of this Agreement.

         Section 2.03.     Revolving Loan Borrowing Procedures.

(a) Notice of Revolving Borrowing. Whenever the Borrower desires to borrow Revolving Loans under Section 2.1 hereof, the Borrower shall deliver to the Agent irrevocable written notice (each such notice, a "Borrowing Notice") no later than 12:00 noon (Eastern time) on the Funding Date of a Revolving Loan; provided, however, that if any Revolving Loan requested pursuant to such Borrowing Notice is to bear interest based on LIBOR, such Borrowing Notice shall be delivered no later than 12:00 noon (Eastern time) on the date (which must be a Business Day) that is three (3) LIBOR Business Days prior to the Funding Date of such Revolving Loan. The Borrowing Notice shall specify (i) that the Borrower wishes to effect one or more Revolving Loans, (ii) the aggregate principal amount of each Revolving Loan thereby requested (which shall not be less than $1,000,000 and shall be in multiples of $250,000 with respect to each such Revolving Loan), (iii) the requested Funding Date of each such Revolving Loan, which date shall be a Business Day (whether or not any Revolving Loans are to bear interest based on the ABR or LIBOR), (iv) whether any Revolving Loan requested pursuant to such Borrowing Notice shall bear interest based on LIBOR, in which case such Borrowing Notice shall specify the applicable LIBOR Period being selected by the Borrower (it being understood and agreed that no change in LIBOR with respect to any then outstanding LIBOR Loan may be effected during the LIBOR Period relating thereto) and (v) the Cash Flow Multiple then in effect. Each Borrowing Notice shall be accompanied by the officer's certificate contemplated by Section 4.2(vi) hereof. In lieu of delivering the above-described Borrowing Notice, and only with the consent of the Agent in its sole discretion at such time, the Borrower may give the Agent telephonic notice of any such proposed borrowing by the time period, as applicable, required under this Section 2.2(a); provided that, in the event the Agent so consents, such notice shall be confirmed in writing by delivery to the Agent promptly (but in no event later than 12:00 noon (Eastern time) on the Funding Date of the requested Revolving Loans) of a Borrowing Notice (it being understood that any such telephonic notice shall be irrevocable and shall be conclusive and binding as against the Borrower). Notwithstanding anything contained herein to the contrary, if on any Interest Payment Date or Fee Payment Date the credit balance in the Borrower Account is insufficient to permit the debit contemplated by the second sentence of Section 3.4(a) of this Agreement, the Agent, without any notice or other authorization being required, shall (and is hereby irrevocably instructed by the Borrower to) effect Revolving Loans (which shall initially bear interest at the ABR) in an amount sufficient to permit such debit to be implemented or, if the amount of such debit is greater than the aggregate of the Lender Availability of all Lenders, in the amount of the unused portion of such Lender Availability.

(b) Making of Revolving Loans. Promptly after receipt of a Borrowing Notice under clause (a) of this Section 2.2 (or telephonic notice if the Agent so consents thereto), the Agent shall notify each Lender by telecopy or telex or other customary form of teletransmission of the requested borrowing. Each Lender shall make the amount of its Revolving Loan available to the Agent in Dollars and in immediately available funds, not later than 3:00 P.M. (Eastern time) on the Funding Date applicable to Revolving Loan(s) specified in the Borrowing Notice. After the Agent's receipt of the proceeds of such Revolving Loans from the Lenders, the Agent shall (unless it shall have learned that any of the conditions precedent set forth in Section 4.2 hereof have not been satisfied) make the proceeds of such Revolving Loans available to the Borrower on such Funding Date relating thereto and shall disburse such funds in Dollars to the Borrower in immediately available funds by crediting the Borrower Account.

(c) Failure to Fund by Lender. Unless the Agent shall have been notified by any Lender prior to 2:00 P.M. (Eastern time) on any Funding Date in respect of Revolving Loans requested under a Borrowing Notice that such Lender does not intend to make available to the Agent such Lender's Revolving Loan on such Funding Date, the Agent may assume that such Lender has made such amount available to the Agent on such Funding Date and the Agent in its sole discretion may, but shall not be obligated to, make available to the Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Agent by such Lender on or prior to 3:00 P.M. (Eastern time) on a Funding Date, such Lender agrees to pay and the Borrower agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Agent, at (i) in the case of such Lender, the Federal Funds Rate, and (ii) in the case of the Borrower, the ABR, and no such payment by the Borrower shall prejudice any rights which the Company or the Agent may have against such Lender on account of such Lender's failure to so fund its Revolving Loan. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's Revolving Loan, and if both such Lender and the Borrower shall have paid and repaid, respectively, such corresponding amount, the Agent shall promptly pay over to the Borrower such corresponding amount in same day funds, but the Borrower shall remain obligated for all interest thereon. Nothing contained in this Section 2.2(c) shall be deemed to relieve any Lender of its obligation hereunder to make its Revolving Loan on any Funding Date.

(d) Maximum Number of LIBOR Loans Outstanding at Anytime. No more than six (6) LIBOR Loans shall be permitted to be outstanding under this Agreement at any time. In the event that the Borrower shall request (i) a Revolving Loan on any Funding Date to bear interest based on LIBOR pursuant to this Section 2.2, (ii) any LIBOR Conversion pursuant to a LIBOR Conversion Notice under Section 3.8(a) hereof or (iii) to continue any LIBOR Loan pursuant to a successive LIBOR Conversion Notice under Section 3.8(c) hereof, the Agent and the Lenders shall have no obligation to make such Revolving Loan based on LIBOR or effect such LIBOR Conversion or continue any LIBOR Loan if, after giving effect to any such transaction, there shall be outstanding under this Agreement more than six (6) LIBOR Loans, and the Agent and the Lenders shall be irrevocably authorized without notice to the Borrower to make such Revolving Loan as an ABR Loan or continue such ABR Loan as such or convert such expiring LIBOR Loan to an ABR Loan.

         Section 2.04.     Standby Letters of Credit.

(a) Generally. Subject to and in accordance with the terms and conditions set forth herein, the Borrower may request the Issuing Lender, from time to time during the period commencing on the Effective Date and ending 10 Business Days prior to the Maturity Date, to issue, and subject to the terms hereof the Issuing Lender shall issue, for the account of the Borrower and on behalf of itself or any Subsidiary thereof, one or more standby letters of credit (each, a "Standby Letter of Credit") pursuant to the Issuing Lender's customary letter of credit application. The aggregate outstanding amount at any time and from time to time of all Standby Letters of Credit shall not exceed $5,000,000. The Issuing Lender shall have no obligation to issue any Standby Letter of Credit if, after giving effect to the issuance thereof, the Total Outstanding Amount shall then exceed the Maximum Available Amount (it being understood that the Issuing Lender shall, upon request of the Borrower, issue a Standby Letter of Credit in an amount that would, after giving effect to the issuance thereof, not cause the Maximum Available Amount to be exceeded).

(b) Standby Letter of Credit Fees; Maturity. The Borrower shall, among other things, pay to the Issuing Lender for the benefit of the Lenders, pro rata, a quarterly fee (the "L/C Fee"), payable in arrears on the Fee Payment Date. The L/C Fee shall be computed by multiplying the Applicable L/C Margin then in effect by the daily average of the aggregate available amount to be drawn under all Standby Letters of Credit outstanding during the Fiscal Quarter immediately preceding the Fee Payment Date (and shall be calculated on the basis of a 360 day year and the actual number of days elapsed). All Standby Letters of Credit issued by the Issuing Lender as contemplated by this Section 2.3 shall expire no later than the Maturity Date. Notwithstanding that the Issuing Lender shall have no obligation to issue any Standby Letter of Credit the expiration date of which shall extend beyond the Maturity Date, if the expiration date of any Standby Letter of Credit shall in fact extend beyond the Maturity Date, then on the last Business Day immediately preceding the Maturity Date, there shall be deemed to have been made Revolving Loans in the aggregate amount then available to be drawn under all Standby Letters of Credit the expiration date of which shall occur after the Maturity Date, the proceeds of which the Issuing Lender shall deposit in a collateral account at the Issuing Lender or an Affiliate thereof in order to collateralize such outstanding Standby Letters of Credit, which collateral account shall bear interest for the account of the Borrower based upon investment of the funds as agreed between the Issuing Lender and the Borrower.

(c) Standby Letter of Credit Request Procedure. Whenever the Borrower desires that a Standby Letter of Credit be issued on its behalf or on behalf of any of its Subsidiaries, the Borrower shall give the Issuing Lender (with copies to be sent by the Issuing Lender to the Agent and each other Lender) at least five (5) Business Days' prior written notice therefor. The execution and delivery of each request for a Standby Letter of Credit shall be deemed to be a representation and warranty by the Borrower that such Standby Letter of Credit may be issued in accordance with, and will not violate the requirements of, this Section 2.3. Unless the Issuing Lender has received notice from any Lender before it issues the respective Standby Letter of Credit that one or more of the conditions specified in Section 4.2 are not then satisfied, or that the issuance of such Standby Letter of Credit would violate this Section 2.3, then the Issuing Lender may issue the requested Standby Letter of Credit for the account of the Borrower in accordance with the terms of this Agreement and, with respect to any matters not specifically covered by this Agreement, in accordance with the Issuing Lender's usual and customary practices as in effect from time to time.

(d)      Letter of Credit Participations.

  Immediately upon the issuance by the Issuing Lender of any Standby Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender (other than the Issuing Lender), and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, in proportion to such Lender's Pro Rata Share, in such Standby Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any collateral therefor. Upon any change in a Lender's Pro Rata Share of the Revolving Loan Commitment, it is hereby agreed that with respect to all outstanding Standby Letters of Credit, there shall be an automatic adjustment to the participations pursuant to this Section 2.3(d) to reflect the new Pro Rata Share of the Revolving Loan Commitment of the assigning and assignee Lenders.

 In determining whether to pay under any Standby Letter of Credit, the Issuing Lender shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Standby Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Standby Letter of Credit. Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Standby Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Lender any resulting liability to any Lender.

 Upon the request of any Lender, the Issuing Lender shall furnish to such Lender copies of any Standby Letter of Credit to which the Issuing Lender is party and such other documentation relating to such Standby Letter of Credit as may reasonably be requested by such Lender.

 As between the Borrower on the one hand and the Issuing Lender and the Lenders on the other hand, the Borrower assumes all risks of the acts and omissions of, or misuse of, the Standby Letters of Credit by the respective beneficiaries of such Standby Letters of Credit. Without limiting the generality of the foregoing, neither the Issuing Lender nor any other Lender shall be responsible (except in the case of its gross negligence or willful misconduct) for the following:

                           (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any documents submitted by any party in connection with the application for and issuance of or any drawing under such Standby Letters of Credit, even if it should in fact prove to be in any respects invalid, insufficient, inaccurate, fraudulent or forged;

                           (B) the  validity or  sufficiency  of any  instrument
                  transferring or assigning or purporting to transfer or assign any such Standby Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

                           (C) failure of the  beneficiary  of any such  Standby
                  Letter of Credit to comply fully with conditions required in order to draw upon such Standby Letter of Credit, other than material conditions or instructions that expressly appear in such Standby Letter of Credit;

                           (D) errors, omissions, interruptions or delays in the
                  transmission or delivery of any messages by mail, cable, telegraph, telecopier, telex or otherwise, whether or not they are encoded;

                           (E)      errors in interpretation of technical terms;

                           (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Standby Letter of Credit or the proceeds thereof;

                           (G) the misapplication by the beneficiary of any such
                  Standby Letter of Credit of the proceeds of any drawing of any such Standby Letter of Credit; or

                           (H) any  consequences  arising from causes beyond the
                  control of the Issuing Lender, including without limitation any acts of governments.

 The obligations of the Lenders to make payments to the Agent for the account of the Issuing Lender with respect to Standby Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

     (A) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

                           (B) the  existence of any claim,  setoff,  defense or
                  other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Standby Letter of Credit, any transferee of any Standby Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Lender, any Lender, or any other Person, whether in connection with this Agreement, any Standby Letter of Credit, the transactions contemplated herein or any unrelated transactions;

                           (C) any  draft,  certificate  or any  other  document
                  presented under the Standby Letter of Credit shall prove to be forged, fraudulent, invalid or insufficient in any respect or any statement therein shall prove to be untrue or inaccurate in any respect;

     (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents;

     (E) the  occurrence of any Event of Default or Potential  Event of Default;
     or

                           (F)  the   termination   of  this  Agreement  or  any
Commitment.

                  (e) Standby Letter of Credit Drawings Constitute Revolving Loans. The Issuing Lender shall promptly notify the Agent, and the Agent shall promptly notify each Lender, in each case by telecopy or telex or other customary form of teletransmission, of any drawing under any Standby Letter of Credit (each drawing, a "Drawing"). Each Drawing shall immediately be deemed to be and for all purposes of this Agreement shall constitute a Revolving Loan hereunder in the amount of such drawing (which Revolving Loan shall, for the avoidance of doubt, bear interest initially at the ABR). Each Lender shall promptly and unconditionally pay to the Agent for the account of the Issuing Lender an amount equal to such Lender's Pro Rata Share of such Drawing in same day funds. Such payment shall be made to the Agent at the Agent Lending Office. If the Agent delivers such notice to such Lender prior to 2:00 P.M. (Eastern time) on any Business Day, such Lender shall make its required payment on the same Business Day. If and to the extent such Lender shall not have made available to the Agent for the account of the Issuing Lender such Lender's Pro Rata Share of such Drawing, such Lender agrees to pay to the Agent for the account of the Issuing Lender, promptly upon demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of the Issuing Lender at the Federal Funds Rate plus 100 basis points. The failure of any Lender to make available to the Agent for the account of the Issuing Lender its Pro Rata Share of any Drawing shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the account of the Issuing Lender its Pro Rata Share of any Drawing on the date so required; provided, however, that no Lender shall be responsible for the failure of any other Lender to make available to the Agent for the account of the Issuing Lender such other Lender's Pro Rata Share of such Drawing.

         Section 2.05.     Swing Line Loan Subfacility.

                  (a) Swing Line Subfacility. Subject to the terms and conditions hereof, NationsBank, N.A., in its individual capacity (as such, the "Swing Line Lender"), shall, in its sole and absolute discretion from and after the Effective Date until one Business Day prior to the Maturity Date, make swing line loans (each, a "Swing Line Loan" and, collectively, the "Swing Line Loans") to the Borrower; provided, however, that (i) the aggregate principal amount of all Swing Line Loans shall at no time exceed $5,000,000.00 (such amount, the "Swing Line Subfacility"), and (ii) the sum of the aggregate outstanding amount of all Revolving Loans (whether bearing interest at the ABR or Applicable LIBOR
Rate) plus the aggregate outstanding amount of all Swing Line Loans plus the aggregate amount then available to be drawn under all outstanding Standby Letters of Credit shall at no time exceed the Maximum Available Amount.

                  (b) The Swing Line Note; Maturity. The Swing Line Loans made by the Swing Line Lender pursuant to this Section 2.4 shall be evidenced by a separate Swing Line Note. The Swing Line Note shall be issued on or before the Effective Date and shall bear interest for the period from the date of the initial funding of any Swing Line Loan until paid in full on the unpaid principal amount thereof. The Swing Line Lender is hereby authorized to record in its books and records (without making any notation on the Swing Line Note or any schedule thereto) the amount and date of funding of each Swing Line Loan made by it, and the amount and date of each payment or prepayment of any Swing Line Loan. No failure to so record nor any error in so recording shall affect the obligations of the Borrower to repay the actual outstanding principal amount of the Swing Line Loans, with interest thereon, as provided in this Agreement. The aggregate principal amount of the Swing Line Loans shall be payable on the Maturity Date, unless sooner accelerated pursuant to the terms of this Agreement.

                  (c) Swing Line Loan Borrowing Procedure. The Swing Line Lender shall make Swing Line Loans to the Borrower upon the terms and subject to the conditions contained in the autoborrow services agreement entered into by the Borrower and the Swing Line Lender (as such agreement may be amended, modified or supplemented from time to time, the "Autoborrow Services Agreement"), and otherwise on the date (which shall be a Business Day), at the time and in the amount as provided in the Autoborrow Services Agreement. The Autoborrow Services Agreement shall specify, among other things, the base interest rate applicable to any Swing Line Loan (such rate, the "Base Swing Line Rate"), the minimum amount of each Swing Line Loan and the minimum and maximum period during which any Swing Line Loan may remain outstanding. The Swing Line Lender shall have no obligation to make available to the Borrower any Swing Line Loan until such time as the Borrower and the Swing Line Lender shall have executed and delivered the Autoborrow Services Agreement.

                  (d) Interest on Swing Line Loans. Subject to the provisions of clause (e) of this Section 2.4, in the event that the Swing Line Lender shall make any Swing Line Loan pursuant to this Section 2.4 the aggregate principal amount of Swing Line Loans outstanding from time to time shall bear interest at a rate per annum equal to the Applicable Swing Line Rate (based on a 360 day year and the actual number of days elapsed for the period during which such Swing Line Loan shall remain outstanding). No Swing Line Loan may be converted into a LIBOR Loan.

                  (e) Repayment of Swing Line Loans. Each Swing Line Loan made by the Swing Line Lender hereunder shall be due and payable upon the expiration of the period for which such Swing Line Loan shall be made in accordance with the terms of the Autoborrow Services Agreement. The Swing Line Lender may, at any time and in its sole and absolute discretion, by written notice to the Borrower and the Agent (which shall promptly deliver a copy thereof to the other Lenders), demand repayment of its Swing Line Loans then outstanding by way of the making of a Revolving Loan borrowing (a "Mandatory Borrowing"), in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing in the amount of the then outstanding Swing Line Loans which shall bear interest initially at the ABR and shall be applied to refund the then outstanding Swing Line Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of
(i) the occurrence of the Maturity Date, (ii) the occurrence of any Event of Default described in clause (g) or (h) of Section 7.1 hereof, (iii) upon acceleration of the Obligations hereunder, whether on account of an Event of Default described in clause (g) or (h) of Section 7.1 or any other Event of Default, and (iv) the exercise of remedies in accordance with the provisions of
Section 7.1 hereof. Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of a Mandatory Borrowing, in the amount (but in proportion to each Lender's Pro Rata Share) and in the manner specified in the preceding sentence and on the same such date notwithstanding that (A) the amount of the Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (B) whether any conditions specified in Section 4.2 are then satisfied, (C) whether an Event of Default or Potential Event of Default then exists, (D) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.2 hereof, (E) the date of such Mandatory Borrowing, or (F) any reduction in the Revolving Loan Commitment or termination of the Commitments relating thereto immediately prior to such Mandatory Borrowing or contemporaneously therewith. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding in bankruptcy with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swing Line Lender such participations in the then outstanding Swing Line Loans as shall be necessary to cause each such Lender to share in such Swing Line Loans ratably based upon its respective Pro Rata Share of the Revolving Loan Commitment (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 7.1); provided that (1) all interest payable on the Swing Line Loans shall be for the account of the Swing Line Lender until the date as of which the respective participation of each other Lender is purchased, and (2) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swing Line Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within 2 Business Days of the date of the Mandatory Borrowing, the Federal Funds Rate, and thereafter at a rate equal to the Applicable Swing Line Rate.

                  (f) Optional Prepayment of Swing Line Loans. Subject to the provisions of this clause (f), the Borrower may, at its sole option, prepay the principal amount of the Swing Line Loans in whole or in part (and in an amount not less than the amount provided in the Autoborrow Services Agreement) at any time and from time to time, without premium or penalty. In respect of each Optional Prepayment of a Swing Line Loan proposed to be made by the Borrower, the right of the Borrower to make such Optional Prepayment is subject to the Agent's receipt from the Borrower, no later than 12:00 P.M. on the Business Day specified therein as the date on which such Optional Prepayment is to be made, of a written notice (which shall be irrevocable and a copy thereof shall be promptly delivered by the Agent to the Swing Line Lender) specifying (i) that the Borrower desires to prepay such Swing Line Loan, (ii) the principal amount of such Optional Prepayment, and (iii) the date (which shall be a Business Day) on which such Optional Prepayment will be made. Any Optional Prepayment of a Swing Line Loan, which has not been converted to a Revolving Loan, made by the Borrower as permitted hereunder shall be paid to the Agent for the account of the Swing Line Lender no later than 12:00 P.M. (Eastern Time) on the applicable prepayment date.

ARTICLE III.

                                       INTEREST, FEES AND REPAYMENT

         Section 3.01.     Interest on the Revolving Loans

(a) ABR. Except as provided pursuant to clause (b) of this Section 3.1, the aggregate principal amount of the Revolving Loans outstanding from time to time shall bear interest at a rate per annum equal to the ABR until the entire principal amount of the Revolving Loans shall have been repaid. Any change in the rate of interest on the Revolving Loans resulting from a change in the ABR shall be effective as of the opening of business on the day on which such change is effective.

(b) LIBOR Rate. In the event the Borrower shall effect a LIBOR Conversion in accordance with the provisions of Section 3.8 of this Agreement or obtain a Revolving Loan that shall bear interest initially at the Applicable LIBOR Rate as provided in Section 2.2(a) hereof, the aggregate principal amount of each Revolving Loan that is the subject of such LIBOR Conversion or Borrowing Notice, as the case may be, shall bear interest at a rate per annum equal to the Applicable LIBOR Rate in respect of such Revolving Loan.

     (c) Regulatory Changes. If, after the date of this Agreement, any Regulatory Change shall subject any Lender to any tax, duty or other charge with respect to its obligation to make or maintain any Revolving Loan or Swing Line Loan or any Standby Letter of Credit or its Commitment, or shall change the basis of taxation of payments to such Lender of the principal of or interest on the Revolving Loans or Swing Line Loans or in respect of any other amounts due under this Agreement in respect of its obligation to make any Revolving Loan or Swing Line Loan or any Standby Letter of Credit or maintain its Commitment or maintain any Standby Letter of Credit (except for changes in the rate of tax on the overall net income of such Lender); or shall impose, modify or deem applicable any reserve, assessment, special deposit, capital adequacy, capital maintenance or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender or shall impose on such Lender any other condition affecting (x) the obligation of the Lender to make or maintain the Revolving Loans or Swing Line Loans or its Commitment or any Standby Letter of Credit, or (y) the Revolving Notes or the Swing Line Note; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Revolving Loan or Swing Line Loan or any Standby Letter of Credit or maintaining its Commitment or to reduce the amount of any sum received or receivable by such Lender under, or the rate of return attributable to, this Agreement or under the Revolving Notes or the Swing Line Note or any Standby Letter of Credit, then such Lender shall give written notice to the Borrower if such Regulatory Change shall impose costs in excess of those costs, or reduce the amount of any such sum or rate of return below the amount or rate, applicable on the date of this Agreement, and the Borrower shall pay to such Lender for the account of such Lender, not later than 30 days following receipt by the Borrower of such Lender's notice, such additional amount or amounts as will compensate such Lender for such increase or reduction as reflected in a certificate of such Lender attached to such notice setting forth the basis for the amount of said increase or reduction, as the case may be. The Lender's certificate attached to such notice shall be conclusive and binding on the Borrower in the absence of manifest error.

         Section 3.02. Interest after Due Date. In the event the Borrower fails to make any payment of the principal amount of or interest on any of the Revolving Loans or Swing Line Loans or of the Unused Portion Fee, the L/C Fee or the Administrative Fee or any other amount owing hereunder, in each case when due (whether by demand, acceleration or otherwise), the Borrower, shall pay to the Agent for the account of the Lenders interest on such unpaid amount, payable from time to time on demand, from the date such amount shall have become due to the date of payment thereof, accruing on a daily basis, at a per annum rate (the "Default Rate") equal to the sum of (x) the ABR plus (y) two percent (2%).


         Section 3.03.     Payment and Computations.

(a) Payments. All payments required or permitted to be made to the Agent, to the Agent for the account of the Lenders, or to any Lender under this Agreement or under any Revolving Note or the Swing Line Note shall be made in Dollars (i) if to the Agent, at the Lending Office of the Agent in immediately available funds and (ii) if to any Lender, to it in immediately available funds at an account specified by such Lender in writing to the Borrower. The Borrower hereby irrevocably instructs and authorizes the Agent to effect each payment of interest on the Revolving Loans and the Swing Line Loans due on each Interest Payment Date, and of each payment of the Unused Portion Fee, the L/C Fee and the Administrative Fee due on the Fee Payment Date, by debiting the Borrower Account on such Interest Payment Date or Fee Payment Date, as the case may be, with the aggregate amount thereof, in each case, after giving effect to the crediting to the Borrower Account of the proceeds of the Revolving Loan, if any, made on such Interest Payment Date or Fee Payment Date, as the case may be, in accordance with Section 2.2(a) of this Agreement. The Agent shall provide to the Borrower an invoice showing the amount of such debit and the manner in which it was calculated.

(b) Computations of Interest. Interest on the unpaid portion of the Revolving Loans and the Swing Line Loans, and interest accruing at the Default Rate on any amount owing hereunder, shall each be calculated for the actual number of days (including the first day but excluding the last day) elapsed and shall be computed on the basis of a year of 360 days.

(c) Interest on Loans. Interest on the Revolving Loans and the Swing Line Loans shall be payable in arrears on each Interest Payment Date.

(d)      Application of Payments; Apportionment.

                           (i) Apportionment of Payments and Prepayments. Unless
                  a Lender shall be in default of its obligations to advance any Revolving Loan or reimburse the Agent as provided herein, all payments and prepayments of principal and interest in respect of outstanding Revolving Loans and all payments of fees (other than any fees payable pursuant to the Administrative Fee Letter) and all other payments in respect of any other Obligations (other than with respect to the Swing Line Loans) shall be allocated among (and paid over as soon as reasonably practicable after receipt thereof to) such of the Lenders as are entitled thereto in proportion to their respective Pro Rata Share. All payments and prepayments of principal and interest and other amounts in respect of the Swing Line Loans that have not been converted to Revolving Loans shall be allocated to the Swing Line Lender, and all fees payable pursuant to the Administrative Fee Letter shall be allocated only to the Agent.

                           (ii) Upon the occurrence  and during the  continuance
                  of an Event of Default, the Agent shall, unless otherwise specified by the Required Lenders as provided in the last paragraph of this clause (ii), apply all payments (including the proceeds of any collateral obtained upon the exercise by the Agent of any remedy specified in any Credit Document) in respect of any Obligations:

                                    (A) first,  to pay  Obligations to the Agent
                           in respect of reimbursement of any costs and expenses (including reasonable attorney's fees and disbursements) in connection with the exercise of any remedies by the Agent under any Credit Document;

                                    (B)  second,  to pay  interest  on and  then
                           principal of any portion of the Revolving Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower;

                                    (C) third,  to pay Obligations in respect of
                           any fees, expense reimbursement or indemnities due to the Agent other than as provided in subclause (A) above;

                                    (D) fourth, to pay Obligations in respect of
                           any fees, expense reimbursement, indemnities, increased costs or breakage then due to the Lenders, pro rata;

                                    (E) fifth, to the ratable payment of overdue
                           interest or late charges, if any, then due the Lenders;

                                    (F)  sixth,   to  the  ratable   payment  of
                           interest due in respect of the Revolving Loans and the Swing Line Loans;

                                    (G)  seventh,  to  the  ratable  payment  or
                           prepayment   of  principal  due  in  respect  of  the
                           Revolving Loans and the Swing Line Loans; and

     (H) eighth, to the ratable payment of all other Obligations;

provided, however, that no Lender that shall be in default of its obligations to fund Revolving Loans or reimburse the Agent as provided herein shall be entitled to its ratable share of payments in respect of any Obligations prior to the payment to all non-defaulting Lenders of all amounts due such Lenders as provided herein.

                  The order of priority set forth in this Section 3.4(d)(ii) is set forth solely to determine the rights and priorities of the Agent and the Lenders as among themselves. The order of priority set forth in clauses (D) through (H) of this Section 3.4(d)(ii) may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person. The order of priority set forth in clauses (A) through (C) of this Section 3.4(d)(ii) may be changed only with the prior written consent of the Agent.

         Section 3.04. Payment at Maturity. Any outstanding principal amount of the Revolving Notes and the Swing Line Note theretofore not repaid, together with any accrued and unpaid Unused Portion Fee, Administrative Fee or L/C Fee, any accrued and unpaid interest thereon, together with any other amounts due and payable in accordance with the provisions hereof (including pursuant to Section
9.10 hereof), shall be due and payable in full on the Maturity Date (unless sooner accelerated pursuant to the terms hereof), and this Agreement shall not terminate until all Obligations shall have been paid in full.

         Section 3.05.     Prepayments; Certain Early Repayments.

(a) Mandatory Prepayment of Revolving Loans, Swing Line Loans and Standby Letters of Credit. If at any time the Total Outstanding Amount shall be greater than the Maximum Available Amount, the Borrower shall, without notice from the Lender, prepay that portion of the Revolving Loans, Swing Line Loans and/or the Standby Letters of Credit, as the case may be, in an amount equal to such excess.

(b) Optional Prepayments of Revolving Loans. Subject to the terms and conditions of clause (c) below and Section 3.9 hereof, the Borrower may, at its sole option prepay the principal amount of the Revolving Loans (whether bearing interest at the ABR or Applicable LIBOR Rate) in whole or in part (in an amount of $1,000,000 or more and in multiples of $250,000) at any time and from time to time, without premium or penalty.

(c) Optional Prepayment Procedure. In respect of each Optional Prepayment of Revolving Loans (whether bearing interest at the ABR or Applicable LIBOR Rate) proposed to be made by the Borrower, the right of the Borrower to make such Optional Prepayment is subject to the Agent's receipt from the Borrower, no later than 10:00 A.M. (Eastern Time) on the Business Day specified therein as the date on which such Optional Prepayment is to be made (unless such Optional Prepayment shall relate to the prepayment of any LIBOR Loan, in which case such notice shall be given no later than 10:00 A.M. (Eastern time) at least three (3) Business Days prior to the date of prepayment), of a written notice (which shall be irrevocable) specifying (i) that the Borrower desires to prepay the Revolving Loans, (ii) the principal amount of such Optional Prepayment and the extent which any portion thereof relates the prepayment of any LIBOR Loan, and (iii) the date (which shall be a Business Day or, if such Optional Prepayment relates to a LIBOR Loan, a LIBOR Business Day) on which such Optional Prepayment will be made. Any Optional Prepayment of Revolving Loans made by the Borrower as permitted hereunder shall be paid to the Agent for the account of the Lenders no later than 12:00 P.M. (Eastern Time) on the applicable prepayment date (except that any prepayment of a LIBOR Loan shall be paid no later than 10:00 A.M. (Eastern Time) on the applicable prepayment date).

         Section 3.06.     Unused Portion Fee and Administrative Fee.

(a) Unused Portion Fee. For each Fiscal Quarter (or part thereof) during the period from the Effective Date until the Maturity Date, the Borrower shall pay to the Agent, for the account of the Lenders pro rata based upon each Lender's Pro Rata Share of the Revolving Loan Commitment, an unused portion fee (the "Unused Portion Fee") determined by subtracting the Total Outstanding Amount (computed on the basis of the daily average for such Fiscal Quarter) from the Revolving Loan Commitment Amount. The Unused Portion Fee shall be computed at a rate per annum equal to, in the event the Funded Debt to EBITDA ratio calculated pursuant to Section 6.1(e) hereof is (i) less than 0.50 to 1.00, then 0.19%,
(ii) greater than or equal to 0.50 but less than 1.50 to 1.00, then 0.22%, (iii) greater than or equal to 1.50 to 1.00 but less than 2.50 to 1.00, then 0.25%, and (iv) greater than or equal to 2.50 to 1.00, then 0.25%. The Unused Portion Fee shall be due and payable in arrears on the Fee Payment Date to which such Unused Portion Fee relates and on the Maturity Date, and shall be calculated on the basis of a 360 day year and the actual days elapsed. The Unused Portion Fee for any Fiscal Quarter shall be determined based on the financial statements delivered by the Borrower during the immediately preceding Fiscal Quarter; provided, however, that if such financial statements are not delivered when due, then the highest Funded Debt to EBITDA ratio shall apply.

(b) Administrative Fee. During the term of this Agreement, the Borrower shall pay to the Agent, as compensation for the services of the Agent hereunder, a fee (the "Administrative Fee") in an amount specified in, and subject to the terms and conditions of, that certain letter agreement, dated the Effective Date, between the Borrower and the Agent (as the same may from time to time be amended, modified or supplemented, the "Administrative Fee Letter"). The Administrative Fee shall be due and payable on each Fee Payment Date, as provided in the Administrative Fee Letter.

         Section 3.07.     LIBOR Conversion.

(a) Conversion. So long as no Event of Default or Potential Event of Default shall have occurred and be continuing, the Borrower shall have the right to convert all or part of the outstanding ABR Loans to loans bearing interest at the then Applicable LIBOR Rate (such conversion, a "LIBOR Conversion"); provided, however, that the LIBOR Period to which such LIBOR Conversion shall relate will not extend beyond the Maturity Date. In order to effect a LIBOR Conversion, the Borrower shall give the Agent irrevocable written notice (such notice, a "LIBOR Conversion Notice") prior to 10:00 A.M. (Eastern time) on the date (which must be a Business Day) that is at least three (3) LIBOR Business Days prior to the first day of the LIBOR Period to which such LIBOR Conversion shall apply, stating that (i) the Borrower wishes to effect a LIBOR Conversion,
(ii) the aggregate principal amount of outstanding ABR Loans which the Borrower wishes to bear interest at the Applicable LIBOR Rate (it being understood and agreed that no LIBOR Conversion shall be permitted in an amount less than $1,000,000.00 and shall be in multiples of $250,000.00), (iii) the applicable LIBOR Period being elected by the Borrower (it being understood that no change in LIBOR with respect to any then outstanding LIBOR Loan may be effected during the LIBOR Period relating thereto) and (iv) the Business Day on which the LIBOR Period is to be effective.

(b) Notice of LIBOR to Borrower. In the event the Borrower has requested a LIBOR Conversion, the Agent shall give written notice to the Borrower and the Lenders of LIBOR as promptly as reasonably possible after such rate is determined. The Agent's determination of LIBOR shall be conclusive in the absence of manifest error.

(c) Successive Notice of LIBOR  Conversion.  Subject to the provisions of clause
(a) of this Section 3.8, the Borrower may, by executing a LIBOR Conversion Notice at least three LIBOR Business Days prior to the first day of the LIBOR Period to which such LIBOR Conversion Notice shall apply, execute successive LIBOR Conversions with respect to any then outstanding ABR Loan together with any then outstanding LIBOR Loans the LIBOR Period in respect of which is scheduled to expire on or before the start of the LIBOR Period specified in such LIBOR Conversion Notice. If, with respect to any LIBOR Loans, the Agent shall not have received a LIBOR Conversion Notice for the next immediately succeeding LIBOR Period which complies with the provisions of clause (a) of this Section 3.8, such LIBOR Loans shall, immediately upon the expiration of the then current LIBOR Period and without any notice to the Borrower, bear interest at the ABR in accordance with the provisions of Section 3.1(a) of this Agreement.

         Section 3.08. Breakage, etc. In the event of the prepayment of any LIBOR Loan (whether by way of acceleration or otherwise or due to an Optional Prepayment of any LIBOR Loan pursuant to Section 3.6(b) hereof), the Borrower shall pay to each Lender whose LIBOR Loan has been so prepaid any loss or expense which such Lender may incur or sustain directly as a result of such prepayment, including, without limitation, an amount equal to (i) an amount of interest which would have accrued on the amount so prepaid for the period beginning on the date of such prepayment and ending on the last day of the applicable LIBOR Period (such period, the "Breakage Period"), at the Applicable LIBOR Rate minus (ii) the amount of interest (as reasonably determined by each affected Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for the Breakage Period with leading banks in the London interbank market. All amounts owing to a Lender pursuant to this Section
3.9 shall be paid by the Borrower promptly upon written request therefor.

         Section 3.09. Inability to Determine Interest Rate for LIBOR Loans. In the event that the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that (a) by reason of circumstances affecting the London interbank market generally, adequate and reasonable means do not exist for ascertaining LIBOR for any LIBOR Period with respect to (i) any proposed Revolving Loan that the Borrower has requested be made as a LIBOR Loan,
(ii) any LIBOR Loans that will result from the requested conversion of all or part of any ABR Loans into LIBOR Loans, or (iii) the continuation of any LIBOR Loan as such for an additional LIBOR Period, (b) LIBOR determined or to be determined for any LIBOR Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their affected LIBOR Loans during such LIBOR Period by reason of circumstances affecting the London interbank market generally or (c) dollar deposits in the relevant amount and for the relevant period with respect to any such LIBOR Loan are not available to the Agent in the London interbank market, then the Agent shall, prior to the requested Funding Date or the conversion date or the last day of the then applicable LIBOR Period, as the case may be, notify the Borrower (by telephone or otherwise, confirmed in writing), with a copy to the Lenders, of such determination. If the Agent shall have given such notice, then (x) any requested LIBOR Loans shall be made as ABR Loans, (y) any ABR Loans that were to have been converted to LIBOR Loans shall be continued as ABR Loans, and (z) any outstanding LIBOR Loans shall be converted, on the last day of the then current LIBOR Period applicable thereto, into ABR Loans. Until such notice has been withdrawn by the Agent, no further LIBOR Loans shall be made and no ABR Loans shall be converted to LIBOR Loans.

ARTICLE IV.

                                           CONDITIONS PRECEDENT

         Section 4.01. Conditions Precedent to Effective Date. This Agreement, and the Revolving Loan Commitment of the Lenders hereunder, shall become effective at a closing at the offices of Crowell & Moring LLP, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004, only on the Business Day (the "Effective Date") on which all of the following conditions precedent shall have been fulfilled to the satisfaction of the Lenders; provided, however, that in the event the Effective Date shall have not occurred on or prior to December 31, 1998, the Lenders shall have no further obligations hereunder:

                  (i) The Agent, on behalf of the Lenders, shall have received from the Borrower the following instruments, agreements, certificates and payments, as the case may be, on or prior to the Effective Date:

                  (A) Revolving Notes. A Revolving Note, dated on or prior to the Effective Date, payable to the order of each Lender in the amount of such Lender's Pro Rata Share of the Revolving Loan Commitment and duly executed by the Borrower;

                  (B)  Borrower  Security   Agreement.   The  Borrower  Security
         Agreement, dated on or prior to the Effective Date, duly executed by the Borrower in favor of the Agent;

                  (C) Subsidiary Guarantee. The Subsidiary Guarantee, dated on or prior to the Effective Date, duly executed in favor of the Agent by each of Hagler Bailly Services, Inc., Hagler Bailly Consulting, Inc., HB Capital, Inc., Putnam, Hayes & Bartlett, Inc., TB&A Group, Inc., Theodore Barry and Associates, Private Label Energy Services, Inc. and Fieldston Publications, Inc.;

                  (D) Swing Line Note. A Swing Line Note, dated on or prior to the Effective Date, payable to the order of NationsBank, N.A., in the amount of $5,000,000.00 and duly executed by the Borrower;

                  (E) Subsidiary Security Agreements. A separate Subsidiary Security Agreement, dated on or prior to the Effective Date, duly executed in favor of the Agent by each of Hagler Bailly Services, Inc., Hagler Bailly Consulting, Inc., HB Capital, Inc., Putnam, Hayes & Bartlett, Inc., TB&A Group, Inc., Theodore Barry and Associates, Private Label Energy Services, Inc. and Fieldston Publications, Inc.;

                  (F) Financing Statements. All uniform commercial code financing statements shall have been filed, and all other actions (including, without limitation, the filing of notices of assignment with the United States government, as required by the Lenders) shall have been taken, as shall be necessary or advisable to effect the perfection of the Agent's security interest in the collateral pledged or assigned under the Borrower Security Agreement and each Subsidiary Security Agreement, as applicable;

                  (G) Legal  Opinions.  The Agent  shall  have  received  (i) an opinion of Hogan & Hartson, L.L.P., special counsel to the Credit Parties, dated the Effective Date and addressed to the Agent and the Lenders, covering such matters incident to the transactions contemplated by the Credit Documents as the Lenders shall reasonably request and in form and substance satisfactory to the Lenders and their counsel, and (ii) an opinion of Stephen V.R. Whitman, Esq., General Counsel of the Borrower, dated the Effective Date, addressed to the Agent and the Lenders, covering such matters incident to the transactions contemplated by the Credit Documents as the Lenders shall reasonably request and in form and substance satisfactory to the Lenders and their counsel. Each such opinion will permit the reliance thereon by any financial institution that becomes a party to the Credit Documents following the execution thereof by way of assignment;

                  (H) Resolutions. A certified copy of the resolutions of the Board of Directors of each Credit Party authorizing the execution and delivery of the Credit Documents to which it is a party;

                  (I) Charter Documents. A copy of the charter documents and by-laws of each Credit Party, together with all amendments thereto, certified by the Secretary of such Credit Party as being true, complete and correct and in effect as of the Effective Date;

                  (J) Incumbency Certificate. An incumbency certificate of the Secretary, an Assistant Secretary or an Assistant Treasurer of each Credit Party certifying the names and true signatures of each officer of such Credit Party authorized to execute the Credit Documents to which such Credit Party is a party;

                  (K) Compliance Certificate. A certificate of an Authorized Officer of the Borrower, dated the Effective Date, certifying that the matters contained in clauses (iii), (iv) and (v) of Section 4.2 hereof are true and correct;

                  (L) Insurance. A certificate of an Authorized Officer of the Borrower, dated the Effective Date, certifying, in form and substance reasonably satisfactory to the Lenders, the Borrower's compliance with
         Section 6.1(m) hereof, having attached to such certificate a summary in reasonable detail of the Borrower's and its Subsidiaries' insurance coverage. The Borrower shall deliver an insurance report, in form and substance reasonably acceptable to the Lenders, of an independent insurance broker as to due compliance as of the Effective Date with
         Section 6.1(m) hereof; and

                  (M) Lien Search. The results of a recent search, upon the records maintained with the appropriate Secretary of State and county or city recorder offices of all jurisdictions deemed advisable by the Lenders, regarding personal property, judgment and tax liens, if any, on file with such offices and naming the Borrower or any Subsidiary as a debtor, which results shall be satisfactory to the Lenders.

                  (ii) Financial Disclosure. The Borrower shall have disclosed to the Lenders promptly from time to time any material developments or changes in the Borrower and its Subsidiaries', taken as a whole, business, assets, results of operations, condition (financial or otherwise) or prospects, including without limitation amendments to their charter documents or the Borrower's Form 10-K or 10-Q and the exhibits thereto, and any material amendments, changes or terminations of any material contracts or the award of or loss of any material bid or proposal. Any such material developments, changes or amendments shall not have affected adversely the assumptions contained in the credit analysis of the Borrower performed by the Lenders prior to the execution of this Agreement or resulted in a material adverse change since September 30, 1998 in the business, assets, results of operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole;

                  (iii) Financial Statements. The Borrower shall have delivered to the Lenders (A) the Borrower's Form 10-K for the Fiscal Year ended December 31, 1997 and Form 10-Q for the Fiscal Quarters ended March 31, June 30, 1998 and September 30, 1998, and (B) such other unaudited consolidated financial statements of the Borrower and its Subsidiaries as any Lender shall reasonably request, together with, in each case, an officer's certificate, dated the Effective Date, from each of the Borrower's Chief Financial Officer and Treasurer, stating that, to their personal knowledge after having performed such due diligence as would customarily be performed by a corporate officer in their position but no additional due diligence, the Borrower's Form 10-K and Form 10-Qs and unaudited consolidated financial statements, if any, attached thereto as of the Effective Date do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

                  (iv) Legal Matters. All legal matters incident to this Agreement shall be satisfactory to counsel for the Lenders, and the Borrower shall have reimbursed the Lenders for their fees and expenses and the fees and expenses of the Lenders' counsel in connection with the preparation or review, as the case may be, of the Credit Documents and all matters incident thereto (it being understood that such statement may not reflect the final statement of fees and expenses incurred by the Lenders' counsel in connection with such preparation or review);

     (v) Schedules. All schedules delivered hereunder by the Borrower shall be in form and substance satisfactory to the Lenders;

                  (vii) Due Diligence. The Lenders shall have completed their due diligence review of the Borrower and its Subsidiaries, including their business, assets, results of operations, condition (financial or otherwise), prospects, liabilities (both actual and contingent, including environmental liabilities), management and affairs, and the results thereof shall have been satisfactory to the Lenders in their sole discretion;

                  (viii) State Street Bank Credit Facility. The Lenders and State Street Bank shall have entered into an arrangement, in form and substance satisfactory to the Lenders, providing for the payment in full of all amounts, if any, owing under the State Street Bank Credit Facility as of the Effective Date with the proceeds of the Revolving Loans made to the Borrower on the Effective Date. State Street Bank shall have (A) agreed to permit the filing of the Uniform Commercial Code financing statements contemplated by clause (iii) of this Section 4.1 prior to the termination of the credit facility commitment under the State Street Bank Credit Facility and (B) delivered to the Agent on the Effective Date a Uniform Commercial Code termination statement, appropriately completed, in respect of each Uniform Commercial Code financing statement filed by State Street Bank that covers property of the Borrower or any Subsidiary thereof and that secures the indebtedness arising under the State Street Bank Credit Facility. State Street Bank shall have agreed that, upon payment in full of all amounts, if any, owing under the State Street Bank Credit Facility as of the Effective Date, the Agent shall be permitted to file all such Uniform Commercial Code termination statements on behalf of State Street Bank;

                  (ix) BankBoston Credit Facility. The Lenders shall have received from BankBoston, N.A. evidence that all amounts owing under the BankBoston Credit Facility have been repaid and that the facility provided thereunder has been terminated. In addition, BankBoston, N.A. shall have delivered to the Agent on the Effective Date a Uniform Commercial Code termination statement, appropriately completed, in respect of each Uniform Commercial Code financing statement filed by BankBoston, N.A. that covers property of Putnam, Hayes & Bartlett, Inc. or the Borrower or any other Subsidiary thereof and that secures the indebtedness arising under the BankBoston Credit Facility;

                  (x) NationsBank, N.A. shall have received from the Borrower, by wire transfer of immediately available funds to an account designated by NationsBank, N.A., the syndication fee payable by the Borrower pursuant to the Administrative Fee Letter;

                  (xi) Miscellaneous. The Lenders shall have received such other documents, instruments, certificates, opinions, agreements and information as the Lenders or their counsel shall reasonably request in their discretion in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, current consolidated and consolidating financial statements of the Borrower and its Subsidiaries, a report describing the aggregate amount and current age status of accounts receivable and payable of the Borrower and its Subsidiaries, a report describing the current status of goods or services on backlog with the Borrower or any Subsidiary thereof and a report describing the status of pending or threatened litigation).

Section 2.01. Further Conditions Precedent to Revolving Loans and Standby Letters of Credit. The obligation of the Agent, on behalf of the Lenders, to make any Revolving Loan, the obligation of the Swing Line Lender to make any Swing Line Loan, and the obligation of the Issuing Lender to issue any Standby Letter of Credit shall be subject to the fulfillment to the satisfaction of the Lenders, in the case of Revolving Loans and Standby Letters of Credit, and the Swing Line Lender, in the case of Swing Line Loans, of the further conditions precedent that, on the Funding Date for such Revolving Loan or Swing Line Loan or the issuance date for such Standby Letter of Credit, as the case may be:

                  (i) Notice. In the case of any Revolving Loan or Standby Letter of Credit, the Agent shall have received a Borrowing Notice (except as otherwise provided in the last sentence of Section 2.2(a) of this Agreement) in accordance with Section 2.2(a) or the Issuing Lender shall have received a request for a Standby Letter of Credit in accordance with Section 2.3(c), as the case may be, in each case executed by an Authorized Officer of the Borrower (or other officer of the Borrower designated by such Authorized Officer as having authority to execute such notice);

                  (ii) Payment of Obligations. The prospect of payment of all obligations and liabilities outstanding or to become outstanding under this Agreement is not impaired due to acts or events materially bearing upon the financial condition of the Borrower, as determined by the Required Lenders in their sole discretion;

                  (iii) No Material Adverse Change. Since the date of the most recent financial statements or projections provided to the Lenders, there shall have been no material adverse change in the Borrower's and the Guarantors' (taken as a whole) financial condition or in the Borrower's and the Guarantors' (taken as a whole) assets or prospects, in each case as determined by the Required Lenders in their sole discretion;

                  (iv) Representations and Warranties. The representations and warranties of each Credit Party in the Credit Documents are true and correct as of such Funding Date (or, in the case of Standby Letters of Credit, the date of issuance thereof) as though made on and as of such Funding Date (or, in the case of Standby Letters of Credit, the date of issuance thereof), except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date (and, if any such representation and warranty shall not be true and correct, the Borrower shall describe in writing to the Agent the nature of such misrepresentation and warranty);

                  (v) No Event of Default. No event has occurred and is continuing, or would result from such Revolving Loan or Swing Line Loan after giving effect to the application of the proceeds therefrom or from the issuance of such Standby Letter of Credit if the beneficiary thereof were to fully draw upon such Standby Letter of Credit on the date of issuance, which constitutes an Event of Default or would constitute a Potential Event of Default;

                  (vi) Maximum Available Amount. After giving effect to the making of such Revolving Loan or Swing Line Loan on the Funding Date thereof or the issuance of such Standby Letter of Credit on the issuance date thereof, the Total Outstanding Amount shall not exceed the Maximum Available Amount; and

                  (vii) Officer's Certificate. In the case of any Revolving Loan or Standby Letter of Credit, the Agent shall have received a certificate, addressed to the Lenders, of an Authorized Officer of the Borrower, dated the date of the Borrowing Notice, certifying that the matters contained in clauses (iii), (iv), (v) and (vi) of this Section
         4.2 are true and correct.

ARTICLE V.
                                      REPRESENTATIONS AND WARRANTIES

                  In order to induce the Lenders and the Agent to enter into this Agreement and make the Revolving Loans and Swing Line Loans contemplated by the terms hereof, the Borrower represents and warrants with respect to itself and its Subsidiaries, as the context shall require, as of the date hereof and as of the Effective Date that:

         Section 5.1 Existence, Power and Authority. The Borrower and each Subsidiary thereof is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with full corporate or company power and authority to carry on its business as currently conducted and to own or hold under lease its property; the Borrower and each Subsidiary thereof is duly qualified to do business as a foreign corporation or other entity in good standing in each other jurisdiction in which the conduct of its business or the maintenance of its property requires it to be so qualified and where the failure to be so qualified would have a material adverse effect on the financial condition, business or operation of the Borrower or such Subsidiary; and, the Borrower and the other Credit Parties have full power and authority (corporate or otherwise) to execute and deliver the Credit Documents to which they are a party and to carry out the transactions contemplated thereby.

         Section 5.02. Authorization; Enforceable Obligations. Each Credit Document to which the Borrower and the other Credit Parties are a party has been duly authorized, executed and delivered (or will, on the Effective Date, be duly authorized, executed and delivered) by the Borrower and such other Credit Parties and constitutes the legal, valid and binding obligation of the Borrower and such other Credit Parties, enforceable against the Borrower and such other Credit Parties in accordance with its terms (except as such enforceability may be limited by general principles of the law of equity or by any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws and laws affecting creditors' rights generally).

         Section 5.03. No Legal Bar. The execution, delivery and performance by the Borrower and the other Credit Parties of the Credit Documents to which they are a party (i) do not or will not violate the certificate of incorporation (including any preferred stock designations or provisions incorporated therein or attached thereto), by-laws or other charter or formation document of the Borrower or such other Credit Parties, (ii) do not or will not violate or conflict with any law, governmental rule or regulation or any judgment, writ, order, injunction, award or decree of any court, arbitrator, administrative agency or other governmental authority applicable to the Borrower or such other Credit Parties, or any indenture, mortgage, contract, agreement or other undertaking or instrument to which the Borrower or such other Credit Parties is a party or by which their respective property may be bound and (iii) do not and will not result in the creation or imposition of any lien, mortgage, security interest or other encumbrance on any of its property pursuant to the provisions of any such indenture, mortgage, contract, agreement or other undertaking or instrument other than pursuant to the Credit Documents.

         Section 5.04. Consents. The execution, delivery and performance by the Borrower and the other Credit Parties of the Credit Documents to which they are a party do not require any consent, which has not been obtained, of any other Person (including, without limitation, stockholders of the Borrower or such other Credit Parties) or any consent, license, permit, authorization or other approval of, any giving of notice to, exemption by, any registration, declaration or filing with, or any taking of any other action in respect of, any court, arbitrator, administrative agency or other governmental authority.

         Section 5.05. Litigation. Except as set forth on Schedule 5.5 hereto, there is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other governmental authority pending or, to the knowledge of the Borrower or the Subsidiaries, threatened (i) which involves any of the transactions contemplated by this Agreement or any other Credit Document or (ii) against or affecting the Borrower or any Subsidiary thereof which, if adversely determined against the Borrower or such Subsidiary, would result in a judgment of $400,000 or more or, if such action, suit, investigation or proceeding does not seek money damages, could in the reasonable judgment of the Borrower materially adversely affect the financial condition, business or operation of the Borrower or such Subsidiary.

         Section 5.06. No Default. Except as set forth on Schedule 5.6 hereto, neither the Borrower nor any Subsidiary thereof is in default under any order, writ, injunction, award or decree of any court, arbitrator, administrative agency or other governmental authority binding upon it or its property, or any indenture, mortgage, or other undertaking or instrument of indebtedness or any material contract, agreement or other arrangement, to which it is a party or by which its property may be bound, and nothing has occurred which would materially adversely affect the ability of any of them to carry on their respective business or perform their respective obligations under any such order, writ, injunction, award or decree or any such indenture, mortgage, or other undertaking or instrument of indebtedness or any material contract, agreement or other arrangement.

         Section 5.07 Financial Condition. The financial statements of the Borrower (including the Borrower's Form 10-K and Form 10-Q) and its Subsidiaries, copies of which have been furnished to the Lenders, were prepared in None of the proceeds of any Revolving Loan have been or will be used to purchase or carry, or reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations G, T, U and X of the Board of Governors of the Federal Reserve system) or to extend credit to others for the purchasing or carrying of any margin stock. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock.

         Section 5.08. Borrower Not an Investment Company. TC "Section 5.9 Borrower Not an Investment Company." \f C \l "2" Neither the Borrower nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         Section 5.09 Taxes. TC "Section 5.10 Taxes." \f C \l "2" The Borrower and its Subsidiaries have filed or caused to be filed all tax returns which are required to be filed by them and have paid or caused to be paid all taxes which have been shown to be due and payable by such returns or (except to the extent being contested in good faith and for the payment of which adequate reserves have been provided) tax assessments received by the Borrower or any Subsidiary thereof to the extent that such taxes have become due and payable.

         Section 5.10. Environmental Matters. TC "Section 5.11 Environmental Matters." \f C \l "2" The Borrower and its Subsidiaries conduct their respective operations in compliance with all applicable laws and regulations concerning the discharge of substances into the environment and other environmental control matters, except to the extent that non-compliance would not have a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Borrower and the Guarantors (taken as a whole). Neither the Borrower nor any Subsidiary thereof has any liability, contingent or otherwise, under any law, ordinance or regulation relating to the storage, transport, disposal or release of "oil", "petroleum products", "hazardous substance", "hazardous waste", "hazardous material", "hazardous chemical substance", "refuse" or any other term of similar import (as such terms are defined in any such law, ordinance or regulation) (collectively, "Hazardous Substances"), except to the extent that any such liability would not have a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Borrower and the Guarantors (taken as a whole).

         Section 5.11. Subsidiaries. TC "Section 5.12 Subsidiaries." \f C \l "2" Set forth on Schedule 5.12 hereof is a complete and correct list of all Subsidiaries of the Borrower as of the date hereof together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each Person and percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed on
Schedule 5.12 hereof, (x) each of the Borrower and its Subsidiaries owns, free and clear of Liens (other than (A) any Liens created pursuant to the Credit Documents and (B) Liens for taxes and assessments not yet due), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it on Schedule 5.12 hereof, (y) all of the issued and outstanding shares of capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable, and (z) there are no outstanding Equity Rights with respect to such Person except for such Equity Rights as are set forth on Schedule 5.12 hereof. As of the date hereof, (i) no Foreign Subsidiary of the Borrower has annual revenues of $10,000,000.00 or more, and (ii) the total revenues or profits of all Foreign Subsidiaries of the Borrower for any quarterly or annual period ended prior to the date hereof have not comprised more than 20% of the total revenues or profits of the Borrower and its Consolidated Subsidiaries. As of the Effective Date, no Domestic Subsidiary of the Borrower constitutes a Material Domestic Subsidiary other than those Subsidiaries of the Borrower listed on Schedule 5.12 and specifically identified as Material Domestic Subsidiaries.

         Section 5.12. Year 2000 Compliance. TC "Section 5.13 Year 2000 Compliance." \f C \l "2" The Borrower has (i) initiated a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by suppliers and vendors) that could be adversely affected by the risk that computer applications used by the Borrower or any of its Subsidiaries (or its suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999 (the "Year 2000 Problem"), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and
(iii) to date, implemented that plan in accordance with that timetable. The Borrower reasonably believes that all computer applications (including those of its suppliers and vendors) that are material to its or any of its Subsidiaries' business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (such compliance, "Year 2000 Compliant"), except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect on the Borrower and the Guarantors, taken as a whole.

         Section 5.13. Ownership of Property; Liens. TC "Section 5.14 Ownership of Property; Liens." \f C \l "2" Neither the Borrower nor any of its Subsidiaries owns any real property, except as set forth on Schedule 5.14 hereof. The Borrower and each of its Subsidiaries has valid leasehold interests in all its respective material real property purported to be leased by it, and has good title to all its respective material other property purported to be owned by it, and none of such property is subject to any Lien, except as permitted by Section 6.2(a) hereof, and all of such property taken as a whole is sufficient in all material respects for the Borrower and its Subsidiaries to conduct their respective business as it has been and is presently being conducted by them.

         Section 5.14 Public Utility Holding Company Act. TC "Section 5.15 Public Utility Holding Company Act." \f C \l "2" Neither the Borrower nor any Subsidiary thereof is a "holding company", or an affiliate of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

ARTICLE VI.

                                                COVENANTS

Section 6.01. Affirmative Covenants. TC "Section 6.1 Affirmative Covenants." \f C \l "2" The Borrower covenants and agrees for itself and its Subsidiaries (in which case the Borrower shall cause such Subsidiaries to take or refrain from taking the actions described below) that, so long as this Agreement shall remain in effect or any Obligation shall remain unpaid:

(a) Audited Annual Financials. The Borrower shall deliver to the Agent and each Lender, as soon as available but within 120 days of the end of each fiscal year of the Borrower ending December 31 (each such year, a "Fiscal Year"), a full and complete set of the annual audited consolidated financial statements (including statements of financial condition, income, cash flows and changes in shareholders' equity), together with all notes thereto, of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP and certified by an independent accounting firm of national recognition reasonably acceptable to the Required Lenders (which certificate shall be accompanied by an unqualified opinion of such accounting firm of such statements). The audited financial statement required to be delivered under this clause (a) shall be accompanied by a certificate of any Authorized Officer of the Borrower to the effect that the Borrower and the other Credit Parties are in compliance with all covenants contained in this Agreement (including the financial ratios contained in this Section 6.1) and the other Credit Documents and that no Event of Default or Potential Event of Default has occurred and is continuing hereunder.

(b) Quarterly Financial Statements. The Borrower shall deliver to the Agent and each Lender, as soon as available but within 45 days following the end of each of the Borrower's Fiscal Quarters, internally prepared consolidated and consolidating financial statements of the Borrower and its Consolidated Subsidiaries (including a balance sheet (d)(ii) is set forth solely to determine the rights and priorities of the Agent and the Lenders as among themselves. The order the Required Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person. The order acceptable to the Agent, relating to the Borrower and its Consolidated Subsidiaries as the Agent shall reasonably request, and (iii) a statement computing the ratio of Funded Debt to EBITDA pursuant to Section 6.1(e) hereof, demonstrating that the Borrower and its Consolidated Subsidiaries shall have not suffered a net loss pursuant to Section 6.1(f) hereof and computing the Fixed Charge Coverage Ratio pursuant to Section 6.1(g) hereof, in each case as of the end of such Fiscal Quarter. The financial statements and reports required to be delivered under this clause (b) shall be accompanied by a certificate of an Authorized Officer of the Borrower to the effect that the information contained therein is true and accurate as of the date of such certificate, that the Borrower and the other Credit Parties are in compliance with all covenants contained in this Agreement (including the financial ratios contained in this Section 6.1) and the other Credit Documents and that no Event of Default or Potential Event of Default has occurred and is continuing hereunder.

(c) Exchange Act and Securities Act Filings. The Borrower shall deliver to each Lender and the Agent, within 5 days following the filing with the SEC, copies of all filings by it or any of its Subsidiaries under the Exchange Act (including reports on Forms 10-Q, 10-K and 8-K) and registration statements filed with the SEC under either the Securities Act or the Exchange Act. The Borrower shall deliver to each Lender and the Agent copies of all of the Borrower's annual reports and proxy statements and, at the request of such Lender, any other shareholder communication.

(d) Tax Forms. From time to time, the Borrower shall cause each of its Foreign Subsidiaries to cooperate with each Lender and shall execute and deliver to such Lender in a timely manner such forms (including Internal Revenue Service Forms) and certificates as such Lender shall reasonably request, in each case for the purpose of confirming that such Lender is capable, under the provisions of any applicable tax treaty concluded with the United States of America or any other applicable law, of receiving payments of interest hereunder without deduction or withholding of any tax. In the event that any such tax shall be required to be withheld or deducted, the Borrower shall pay to such Lender an amount that would fully indemnify such Lender for such withheld or deducted amount.

(e) Funded Debt to EBITDA Ratio. The Borrower and its Consolidated Subsidiaries, taken as a whole, shall maintain, for (and at all times during) each Fiscal Quarter beginning with the Fiscal Quarter ended September 30, 1998 (the "Initial Fiscal Quarter"), a ratio of Funded Debt to EBITDA of not greater than 3.00 to
1.00. The ratio contemplated by this clause (e) shall be computed on the basis of a rolling four quarter period and shall include the results of operations for the Fiscal Quarter for which such ratio shall be determined plus the immediately preceding three Fiscal Quarters; provided, however, that to the extent that any Acquisition Party acquired in accordance with Section 6.2(e) hereof shall not constitute a Subsidiary for a period falling within such rolling four quarters at the time of the determination of this ratio, then EBITDA for the purposes of this ratio shall include, for such rolling four quarter period as it relates to such Acquisition Party, (i) the pro forma EBITDA of such Acquisition Party for that portion of the rolling four quarter period during which such Acquisition Party was not a Subsidiary of the Borrower, and (ii) the actual EBITDA of such Acquisition Party for that portion of the rolling four quarter period during which such Acquisition Party constitutes a Subsidiary of the Borrower. For the purposes of illustration of the proviso to the preceding sentence, if an Acquisition Party is acquired on March 31, 2000 and the ratio contemplated by this clause (e) shall be determined for the period ending June 30, 2000, then such Acquisition Party's pro forma EBITDA as it existed prior to the acquisition for the quarters ending September 30, 1999, December 31, 1999 and March 31, 2000, together with such Acquisition Party's actual EBITDA as a Subsidiary of the Borrower for the quarter ending June 30, 2000, shall be taken into account for the purposes of calculating this ratio.

(f) No Net Loss. The Borrower and its Consolidated Subsidiaries, taken as a whole, shall not suffer a net loss (before (i) extraordinary gains and (ii) non-cash, non-recurring compensatory charges incurred in connection with acquisitions) for any Fiscal Quarter.

(g) Fixed Charge Coverage Ratio. The Borrower and its Consolidated Subsidiaries, taken as a whole, shall at all times maintain, for (and at all times during) each Fiscal Quarter beginning with the Initial Fiscal Quarter, a ratio of Consolidated Cash Flow to Consolidated Fixed Charges of not less than 2.00 to
1.00. The ratio contemplated by this clause (g) shall be computed on the basis of a rolling four quarter period and shall include the results of operations for Fiscal Quarter for which such ratio shall be determined plus the immediately preceding three Fiscal Quarters; provided, however, that to the extent that any Acquisition Party acquired in accordance with Section 6.2(e) hereof shall not constitute a Subsidiary for a period falling within such rolling four quarters at the time of the determination of this ratio, then Consolidated Cash Flow for the purposes of this ratio shall include, for such rolling four quarter period as it relates to such Acquisition Party, (i) the pro forma Cash Flow of such Acquisition Party for that portion of the rolling four quarter period during which such Acquisition Party was not a Subsidiary of the Borrower, and (ii) the actual Cash Flow of such Acquisition Party for that portion of the rolling four quarter period during which such Acquisition Party constitutes a Subsidiary of the Borrower. For the purposes of illustration of the proviso to the preceding sentence, if an Acquisition Party is acquired on March 31, 2000 and the ratio contemplated by this clause (g) shall be determined for the period ending June 30, 2000, then such Acquisition Party's pro forma Cash Flow as it existed prior to the acquisition for the quarters ending September 30, 1999, December 31, 1999 and March 31, 2000, together with such Acquisition Party's actual Cash Flow as a Subsidiary of the Borrower for the quarter ending June 30, 2000, shall be taken into account for the purposes of calculating this ratio.

(h) Proceeds. The Borrower shall use the proceeds of the Revolving Loans, the Swing Line Loans and the Standby Letters of Credit for the Permitted Uses and for no other purpose.

(i) Payment of Debts and Taxes. The Borrower and its Subsidiaries shall pay all debts, liabilities, taxes, assessments and other governmental charges when due in the ordinary course; provided, however, that no such debt, liability, tax, assessment or other governmental charge need be paid if such is being contested in good faith by appropriate legal proceedings promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor.

(j) Conduct of Business. The Borrower and its Subsidiaries shall continue to engage in business of the same general type as now conducted by the Borrower or such Subsidiary. The Borrower and its Subsidiaries will conduct and manage their respective business and affairs in the ordinary course, and shall take all steps necessary and reasonable for the purpose of preserving the value of their respective business and assets.

(k) Preservation of Corporate Existence. Except as otherwise permitted pursuant to Section 6.2(e) hereof, the Borrower and its Subsidiaries shall at all times preserve and keep in full force and effect their respective corporate existence and their respective rights, privileges, licenses and franchises which are necessary in the normal conduct of their business.

(l) Books and Records. The Borrower and its Subsidiaries shall at all times keep and maintain complete and accurate books, accounts and records of its operations and affairs in accordance with customary and sound business practices, and shall permit each Lender and the Agent and their respective officers, employees, agents and representatives to, from time to time upon reasonable notice and during normal business hours, have access to its place of business, examine such books, accounts and records and make copies thereof (at such Lender's and the Agent's expense unless an Event of Default has occurred and is continuing) and discuss of Default" shall have occurred and be continuing, the Lenders and the Agent and their respective representatives and advisors shall be permitted to conduct more than one such examination and audit during any annual period, as requested by the Lenders, and the costs and expenses of such additional examinations and audits shall be for the account of the Borrower.

(m) Insurance. The Borrower and its Subsidiaries shall carry or cause to be carried in full force and effect, with financially sound and reputable insurance companies and in amounts reasonably satisfactory to the Bank, policies of insurance on all their property and general liability insurance in such amounts and covering such risks as is consistent with sound business practice for companies similarly situated and in the same or similar businesses. Any insurance may be subject to deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance under the insurance referred to above is in accord with the general practices of companies similarly situated and adequate insurance reserves are maintained in connection with such self-insurance. Any policies of insurance carried in accordance with this Section 6.1(m) and any policies taken out in substitution or replacement for any such policies shall (i) in the case of insurance against loss or damage to property of the Borrower or its Subsidiaries, name the Agent as loss payee (the "Loss Payee"), (ii) in the case of public liability insurance, name the Agent as additional insured (the "Additional Insured"),
(iii) provide that in the case of any policies that contain any condition, warranty or declaration (other than the failure to pay premiums) which, if breached or violated prior to a loss, would void the insurance or allow the underwriters to avoid liability under the policy, the insurance under such policies shall not be invalidated, in respect to the respective interests of the Loss Payee and the Additional Insured in such insurance, by any action or inaction of the Borrower or its Subsidiaries, and shall insure the Loss Payee's and the Additional Insured's interests, regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Borrower or any of its Subsidiaries, (iv) provide that, if such insurance is cancelled for any reason whatsoever, or any substantial change is made in the policy which affects the coverage certified to the Agent, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to the Loss Payee and the Additional Insured for 30 days after receipt by the Agent of written notice from such insurer of such cancellation, change or lapse, (v) provide that neither the Loss Payee nor the Additional Insured shall have any obligation or liability for premiums, commissions, assessments or calls in connection with such insurance, (vi) provide that the insurers waive (A) any rights to set-off, counterclaims or any other deduction, whether by attachment or otherwise, which they may have against the Loss Payee or the Additional Insured, and (B) any rights of subrogation against the Loss Payee or any Additional Insured, (vii) be primary without right of contribution from any other insurance which may be carried by the Loss Payee or any Additional Insured, and (viii) in the case of public liability policies, provide that all provisions of such insurance, except the limits of liability (which shall be borne solely by the Borrower) shall operate in the same manner as if there were a separate policy covering each named insured. The Borrower will furnish to the Agent upon request full information as to all insurance carried by the Borrower or any Subsidiary.

(n) Compliance with Laws. The Borrower and its Subsidiaries shall comply with all applicable laws, rules, regulations and orders of any governmental or regulatory body or authority, a breach of which could have a material adverse effect on the financial condition or business of the Borrower and its Subsidiaries taken as a whole.

(o) Lending Relationship with the Agent. The Borrower shall maintain its principal banking relationship with the Agent and shall maintain with the Agent the Borrower Account.

(p) Borrower Ownership of Subsidiaries. The Borrower will, at all times, either directly or indirectly own all of the outstanding shares of each class of capital stock (or other equity interests) of each Subsidiary thereof; provided, however, that (i) as of the date hereof in the case of Hagler Bailly Services (India) Ltd., the Borrower may own, directly or indirectly, not less than 74% of such capital stock (or other equity interests) thereof and (ii) in the case of any Foreign Subsidiary of the Borrower, not more than 5% of the capital stock (or other equity interests) of such Foreign Subsidiary may be owned by directors of such Foreign Subsidiary. So long as any Obligation remains outstanding, the Borrower shall continue to consolidate the accounts of each its Foreign and Domestic Subsidiaries on the consolidated financial statements of the Borrower.

(q) Notice of Default. The Borrower shall, promptly after becoming aware thereof, deliver to each Lender and the Agent notice of any Event of Default and Potential Event of Default, and such notice shall contain an express reference to this Agreement and that such notice is a "notice of an Event of Default" or "notice of Potential Event of Default," as the case may be.

(r) Notice of Environmental Claims. The Borrower shall deliver to each Lender and the Agent a copy of any notice or other communication (i) alleging any violation by the Borrower or its Subsidiaries of any laws or regulations concerning the discharge of substances into the environment and other environmental control matters or (ii) under which the Borrower or its Subsidiaries shall admit to any such violation. Each copy of any such notice shall be delivered to the Lenders and the Agent promptly following the receipt or issuance thereof by the Borrower or such Subsidiary.

(s) Seniority. Under applicable laws in force from time to time, the claims and rights of the Lenders and the Agent against each Credit Party under the Credit Documents will not be subordinate to, and will rank senior in right of payment to, the claims and rights of each other creditor of each Credit Party.

(t) Year 2000 Compliance. The Borrower will promptly notify the Agent in the event the Borrower discovers or determines that any computer application (including those of its suppliers and vendors) that is material to its or any of its Subsidiaries' business and operations will not be Year 2000 Compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a material adverse effect upon the Borrower or such Subsidiary taken as a whole.

     (u) Maximum Available Amount. The Total Outstanding Amount shall not at any time exceed the Maximum Available Amount.

(v) Pledge of Stock of Foreign Subsidiaries. (i) Upon the occurrence of any Triggering Event pursuant to clause (a) thereof or (ii) at the written request of the Agent to the Borrower upon the occurrence of any Triggering Event pursuant to clause (b) or (c) thereof, the Borrower shall pledge or cause its Subsidiary to pledge, as the case may be, within five (5) Business Days of the occurrence of such Triggering Event or the Agent's request, as the case may be, sixty-five percent (65%) of the outstanding shares of capital stock (or other equity interests) of each Foreign Subsidiary as to which such Triggering Event relates pursuant to one or more Pledge Agreements in favor of the Agent and for the ratable benefit of the Lenders, which Pledge Agreements shall be accompanied by such resolutions, incumbency certificates, stock powers and legal opinions as are reasonably requested by the Agent and its counsel; provided, however, (A) that if a Triggering Event pursuant to clause (b) thereof shall have occurred, the Borrower shall, at the written request of the Agent, pledge or cause to be pledged to the Agent sixty-five percent (65%) of the outstanding shares of capital stock (or other equity interests) of such Foreign Subsidiaries which, after giving effect to the pledge thereof, will result in Agent having a pledge of such shares in respect of Foreign Subsidiaries of the Borrower selected by the Agent whose revenues or profits comprise at least eighty percent (80%) of the revenues or profits of all Foreign Subsidiaries of the Borrower, and (B) that if a Triggering Event pursuant to clause (c) thereof shall have occurred, the Borrower shall, at the written request of the Agent, pledge or cause to be pledged to the Agent sixty-five percent (65%) of the outstanding shares of capital stock (or other equity interests) of all Foreign Subsidiaries of the Borrower.

(w) Execution of Subsidiary Security Agreements After the Effective Date. With respect to each Domestic Subsidiary of the Borrower not a party to a Subsidiary Security Agreement, at the written request of the Agent at any time following the occurrence and continuance of an Event of Default or such Domestic Subsidiary constituting a Material Domestic Subsidiary, the Borrower shall from time to time cause each Domestic Subsidiary identified in the Agent's request to execute and deliver in favor of the Agent, for the ratable benefit of the Lenders, a Subsidiary Security Agreement not later than five (5) Business Days following such request, which Subsidiary Security Agreement shall be accompanied by such resolutions, incumbency certificates, financing statements (and other documents or instruments as shall be reasonably required to perfect the security interest created thereby) and legal opinions as are reasonably requested by the Agent and its counsel.

Section 6.02. Negative Covenants. TC "Section 6.2Negative Covenants." \f C \l "2" The Borrower covenants and agrees for itself and its Subsidiaries (in which case the Borrower shall cause such Subsidiaries to take or refrain from taking the actions described below), that, so long as this Agreement shall remain in effect or any Obligation shall remain unpaid:

(x) Liens. The Borrower and its Subsidiaries shall not, directly or indirectly, create, incur, assume, grant, pledge or permit to exist any Lien on the property or assets of the Borrower and its Subsidiaries, taken as a whole, whether now owned or hereafter acquired, or any income or profits therefrom, other than:

                  (i) any Lien (other than a Lien arising out of a purchase money security interest) which, together with all such other similar Liens, are no greater than $250,000;

                  (ii) any Lien which shall constitute a purchase money security interest (excluding, for the purpose of this clause (ii), any purchase money security interest Lien assumed in connection with the acquisition of any Acquisition Party) which, together with all such other similar Liens, are no greater than $1,000,000;

                  (iii) any Lien which shall constitute a purchase money security interest and that is assumed in connection with the acquisition of any Acquisition Party which, together with all such other Liens, are no greater than $4,000,000.00 less the amount of all unsecured indebtedness assumed, and all unsecured promissory notes (or similar instruments) issued, by the Borrower or any Subsidiary thereof in connection with the acquisition of any Acquisition Party permitted hereunder; and

                  (iv)  the  Liens  granted  by  or  created  under  the  Credit
Documents.

(b) Indebtedness. Neither the Borrower nor its Subsidiaries shall, directly or indirectly, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any indebtedness (including any Indebtedness), other than:

                  (i) the Indebtedness incurred by the Borrower hereunder and evidenced by the Revolving Notes, and the Swing Line Note and the Indebtedness of the Guarantors under the Subsidiary Guarantee;

                  (ii) trade debt, operating leases, accounts payable and other similar indebtedness incurred in the ordinary course of the Borrower's or its Subsidiaries' business;

                  (iii) the Indebtedness evidenced by the Standby Letters of Credit, if any, issued by the Issuing Lender in accordance with Section
         2.3 hereof;

                  (iv)  indebtedness  of the type  described  in clause  (ii) of
         Section 6.2(a) which does not exceed (in the aggregate and as to the Borrower and its Subsidiaries, taken as a whole) the amount set forth in clause (ii) of Section 6.2(a);

                  (v) any guarantee, suretyship agreement or other similar arrangement entered into by the Borrower or any Guarantor effecting the assumption or guarantee of a debt or obligation of or the endorsement of any promissory note or other instrument or obligation of, any Guarantor or the Borrower, in each case provided the underlying obligation so guaranteed is entered into in the ordinary course of the Borrower's or such Guarantor's business and is necessary and beneficial in connection with the operation thereof;

                  (vi)  the indebtedness described on Schedule 6.2(b) hereof;

                  (vii)  indebtedness  of the type  described in clause (iii) of
         Section 6.2(a) hereof which does not exceed (in the aggregate and as to the Borrower and its Subsidiaries, taken as a whole) $4,000,000.00 less the amount of all unsecured indebtedness assumed, and all unsecured promissory notes (or similar instruments) issued, by the Borrower or any Subsidiary thereof in connection with the acquisition of any Acquisition Party permitted hereunder; and

                  (viii) unsecured indebtedness assumed, and all unsecured promissory notes (or similar instruments) issued, by the Borrower or any Subsidiary thereof in connection with the acquisition of any Acquisition Party permitted hereunder provided all such unsecured indebtedness and unsecured promissory notes (or similar instruments) do not exceed $4,000,000 less all purchase money security indebtedness assumed by the Borrower or any Subsidiary thereof in connection with the acquisition of any Acquisition Party permitted hereunder.

(c) Capital Stock. Without the prior written consent of the Required Lenders, neither the Borrower nor any Subsidiary thereof shall, directly or indirectly, repurchase, redeem or retire any of their capital stock, create new classes of capital stock, issue any capital stock or Equity Rights in respect thereof, declare or pay any dividends (whether in cash or property) on their capital stock, except that the Borrower may:

                  (i) repurchase from time to time the capital stock of the Borrower provided such repurchases do not, throughout the term of this Agreement, exceed in the aggregate $5,000,000 and, provided further, that after giving effect to any such repurchase, the Borrower shall be in compliance with all provisions of this Agreement (including, without limitation, all financial ratios contained in Section 6.1 hereof based on the financial statements most recently provided by the Borrower to the Lenders);

                  (ii) any Subsidiary of the Borrower may declare and pay dividends or make other distributions on its capital stock provided the proceeds thereof are received by the Borrower or any Guarantor;

                  (iii) issue securities authorized under stock incentive plans described in the Borrower's Form 10-K or Proxy Statement; and

                  (iv) issue shares of common stock of the Borrower at fair market value (or an average fair market value as determined by reference to not more than a 30-day period prior to the date of issuance of such common stock) pursuant to any registration statement filed under the Securities Act or an exemption therefrom, except as otherwise contemplated by clause (iii) above.

(d) Loan. Neither the Borrower nor any Subsidiary thereof shall, directly or indirectly, make any loans or advances to any corporate officers or directors, or any employees, or any insiders or affiliates (as defined in the Exchange Act) or to any Subsidiary of the Borrower not a party to the Subsidiary Guarantee or to any other Person, other than:

                  (i) travel, relocation and other salary advances made in the ordinary course of the Borrower's or its Subsidiaries' business;

                  (ii) loans of the proceeds of the Revolving Loans and the Swing Line Loans to any Domestic Subsidiary of the Borrower that is not a party to the Subsidiary Guarantee for the purpose of financing the acquisition of any Acquisition Party as contemplated by, and in accordance with the limitations contained in, Section 6.2(e) hereof (provided such Subsidiary shall have become a party to the Subsidiary Guarantee in accordance with Section 6.2(g) hereof);

                  (iii) loans to any officer of the Borrower; provided that the aggregate amount of all loans made pursuant to this clause and outstanding from time to time shall not exceed $1,000,000.00;

                  (iv) loans to any Foreign Subsidiary of the Borrower if such loans, together with all such other Foreign Subsidiary loans by the Borrower and all other advances made by the Borrower to any Foreign Subsidiary pursuant to Section 6.2(g) hereof, do not at any time exceed $8,000,000.00; and

                 (v) loans or advances to any domestic joint venture company in which the Borrower or any Subsidiary thereof owns at least one-third of the equity interests therein provided the aggregate amount of all such loans does not exceed $5,000,000.00.

(e) No Merger or Acquisition. Without the prior written consent of the Required Lenders, neither the Borrower nor any Subsidiary thereof shall acquire, whether by stock or asset purchase, merger, consolidation or other business combination, any corporation, partnership, joint venture or other business organization (any such entity, an "Acquisition Party"); provided, however, that the Borrower or any direct or indirect Consolidated Subsidiary thereof may acquire, either by way of stock or asset acquisition, merger, consolidation or otherwise, one or more Acquisition Parties involved in a line of business similar to the line of business of the Borrower if:

                  (i) the cash component of the Acquisition Consideration (which shall consist of all cash, cash equivalents, promissory notes (or other similar instruments) issued and the assumption of debt, as provided therein) paid for all Acquisition Parties (including foreign Acquisition Parties permitted pursuant to clause (vi) below) (A) during the 12-month period commencing from the Effective Date shall not exceed, in the aggregate, $40,000,000.00, and (B) during the period commencing from the Effective Date and ending on the date on which all of the Obligations hereunder shall have been paid in full shall not exceed, in the aggregate, $50,000,000.00;

                  (ii) the cash component of the Acquisition Consideration (which shall consist of all cash, cash equivalents, promissory notes (or other similar instruments) issued and the assumption of debt, as provided therein) paid for any individual Acquisition Party (whether in one transaction or a series of related transactions) shall not exceed $10,000,000.00;

                  (iii) the corporate headquarters of such Acquisition Party shall be located in the continental United States of America unless such Acquisition Party is a foreign Person and the acquisition thereof is permitted by the terms of this Agreement;

                  (iv) such Acquisition Party's EBITDA shall, for the 12-month period immediately preceding the acquisition of such Acquisition Party, be greater than $0.00;

                  (v) the Borrower and its Subsidiaries shall, after giving effect to the acquisition of any such Acquisition Party as provided herein, be in compliance with all of the terms of this Agreement including the financial covenants described in Sections 6.1(e), 6.1(f) and 6.1(g) hereof, as determined on a pro-forma basis;

                  (vi) such acquisition, merger, consolidation (or otherwise) is not hostile or pursued by way of tender offer, proxy contest or other contested manner (unless the Required Lenders shall have waived in writing compliance with this clause (vi));

                  (vii) during the term of this Agreement, Acquisition Parties that are not organized under the laws of a state of the United States of America or the District of Columbia may not be so acquired except to the extent that the cash component of Acquisition Consideration (which shall consist of all cash, cash equivalents, promissory notes (or other similar instruments) issued and the assumption of debt, as provided therein) paid for all such Acquisition Parties does not exceed $8,000,000.00 (it being understood and agreed that such $8,000,000.00 shall at any time of determination be reduced by the amount of any loan or advance made by the Borrower to any Foreign Subsidiary as permitted by the provisions of Sections 6.2(d)(iv) and 6.2(g) hereof, respectively);

                  (viii) such Acquisition Party shall have become a party to the Subsidiary Guarantee pursuant to an instrument in writing satisfactory to the Agent (unless such Acquisition Party shall, after giving effect to the acquisition thereof, (A) constitute a Foreign Subsidiary, in which case the entity acquiring the capital stock or other equity interests of such Acquisition Party shall pledge to the Agent for the benefit of the Lenders, pursuant to a pledge agreement satisfactory to the Agent, not more than 65% of the issued and outstanding shares of capital stock or other equity interests of such Acquisition Party to the extent required by Section 6.1(v) hereof or (B) not constitute a Material Domestic Subsidiary); and

                  (ix) five (5) Business Days prior to consummation thereof, the Borrower shall have delivered to the Agent (which shall promptly deliver a copy to the Lenders) a certificate, executed by an Authorized Officer of the Borrower, demonstrating in sufficient detail compliance with the financial covenants contained in this Section 6.2(e) and, further, certifying that, after giving effect to the consummation of such acquisition, merger, consolidation (or otherwise), the representations and warranties of the Borrower contained herein will be true and correct and that the Borrower, as of the date of such consummation, will be in compliance with all other terms and conditions contained herein.

Notwithstanding anything to the contrary contained in this Section 6.2(e), any Subsidiary of the Borrower may merge with and into or consolidate with the Borrower or any other Subsidiary of the Borrower, or the Borrower may cause the dissolution or liquidation of any of its Subsidiaries; provided, that, after giving effect to such merger, consolidation, dissolution or liquidation, (w) in the case of any merger or consolidation with the Borrower, the Borrower shall be the surviving entity, (x) in the case of any merger or consolidation of any Subsidiary of the Borrower with any other such Subsidiary, the surviving entity resulting therefrom shall have succeeded, by operation of law, contract or otherwise, to all of the rights, properties, both real and personal, privileges and franchises of the disappearing Subsidiary, (y) in the event such merged or consolidated Subsidiary shall be a party to any Credit Document, the surviving Subsidiary resulting from such merger or consolidation shall, by operation or law, contract or otherwise and, at the request of any Lender, pursuant to an agreement in writing, be bound by the agreements, covenants and other provisions contained in each such Credit Document. to which the disappearing Subsidiary was a party, and (z) in the event of the dissolution or liquidation of a Subsidiary, the rights, properties, both real and personal, privileges and franchises thereof shall be distributed or otherwise conveyed and transferred to the Borrower or another Domestic Subsidiary thereof (unless the dissolved or liquidating Subsidiary is a Foreign Subsidiary, in which case such rights, properties, both real and personal, privileges and franchises may be distributed or otherwise conveyed and transferred to another Foreign Subsidiary of the Borrower).

(f) Fiscal Year. The Borrower and its Subsidiaries shall not, without the prior written consent of the Required Lenders, make any material change in accounting policies or reporting practices, including a change in their Fiscal Year.

(g) Advances to Subsidiaries and Affiliates. The Borrower shall not, without the prior written consent of the Required Lenders, make any advances (either directly or indirectly), whether such advances are made from the proceeds of the Revolving Loans or Swing Line Loans or Standby Letters of Credit or otherwise, to any of its Subsidiaries or Affiliates not a party to the Subsidiary Guarantee unless such Subsidiary or Affiliate shall have entered into an agreement or instrument (in form and substance acceptable to the Required Lenders) pursuant to which such Subsidiary or Affiliate shall have agreed to be bound by all of the terms, conditions, covenants and agreements contained in the Subsidiary Guarantee and such Subsidiary or Affiliate shall have delivered such documents, certificates and opinions as any Lender may reasonably request to implement such agreement or instrument; provided, however, that the Borrower may make advances to any Foreign Subsidiary without such Foreign Subsidiary being a party to the Subsidiary Guarantee so long as the aggregate amount of all such advances to such Foreign Subsidiaries, together with all loans made to such Foreign Subsidiaries, do not exceed at any time $8,000,000.00; and, provided, further, that the Borrower may make loans or advances to any joint venture in which the Borrower or any Subsidiary thereof owns at least one-third of the equity interests to the extent permitted by Section 6.2(d)(v) hereof. (h) Creation of Subsidiaries. Neither the Borrower nor any Subsidiary thereof shall create or cause to be formed any Subsidiary without the consent of the Required Lenders unless such Subsidiary is a Consolidated Subsidiary of the Borrower and agrees to be bound by the terms and conditions of the Subsidiary Guarantee pursuant to an agreement of the type and to the extent described in clause (g) of this
Section 6.2 or such Subsidiary does not constitute a Material Domestic Subsidiary; provided, however, that no Foreign Subsidiary so created or formed shall be required to be a party to the Subsidiary Guarantee except to the extent required by Sections 6.2(e)(viii) and 6.2(g) hereof.

(i) Disposition of Assets. Neither the Borrower nor any Subsidiary thereof shall, without the prior written consent of the Required Lenders, sell, transfer or otherwise dispose of (including by way of a sale and leaseback transaction) any of its assets (whether real or personal) other than (i) in the ordinary and usual course of its business for fair value in arm's-length transactions and, so long as no Event of Default or Potential Event of Default has occurred and is continuing, dispositions in a commercially reasonable manner of equipment which has become redundant, worn out or obsolete or which should be replaced so as to improve productivity, so long as the proceeds of any such disposition are (A) used to acquire replacement equipment which has comparable or better utility and equivalent or better value or (B) applied to repay the Obligations, and (ii) as otherwise permitted by any other Credit Document.

(j) Permitted Investments. Neither the Borrower nor any Subsidiary thereof shall, without the prior written consent of the Required Lenders, make any investment in any security (whether consisting of debt or equity or a partnership, limited liability company or other interest) or like instrument except for Permitted Investments (it being understood and agreed that this clause (j) shall not prohibit the acquisition of the securities of any Acquisition Party to the extent permitted by the provisions of Section 6.2(e) hereof).

ARTICLE VII.

                                            EVENTS OF DEFAULT

Section 7.01. Events of Default. TC "Section 7.1 Events of Default." \f C \l "2" If one or more of the following events or conditions (each, an "Event of Default") shall occur and be continuing, that is to say:

(a) the Borrower defaults in the payment of principal of any Revolving Note when due, or any Guarantor defaults in the observance or performance of any agreement contained in Section 2 of the Subsidiary Guarantee; or

(b) the Borrower defaults in the payment of interest on any Revolving Loan or Swing Line Loan, or of the Unused Portion Fee, the L/C Fee, the Administrative Fee or of any other fee, expense or other amount payable hereunder after the same becomes due and payable for more than two (2) Business Days after notice thereof has been given by the Agent to the Borrower (which notice may be telephonic); or

(c) the Borrower or any Subsidiary thereof defaults in any payment of principal of or interest on, or fees and expenses relating to any other obligation for borrowed money beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any instrument or agreement evidencing, securing, guaranteeing or otherwise relating to any such obligation and shall not have cured such default within any period of grace provided by such agreement and such obligation, either individually or in the aggregate, is for an amount in excess of $100,000.00; or

(d) any written representation or warranty made by any Credit Party in or pursuant to this Agreement or any other Credit Document or in any other documents, certificates, financial statements or reports furnished by any Credit Party in connection with the transactions contemplated hereby shall prove to have been false or misleading in any material respect as of the time made or furnished; or

(e) the Borrower shall default in the performance or observance of any covenant, condition or agreement contained in clause (c), (d), (i), (j), (k), (l), (m),
(r), (s) or (t) of Section 6.1 and such default shall remain unremedied for more than ten (10) Business Days, or (ii) the Borrower shall default in the performance or observance of any other covenant, condition or agreement contained in Section 6.1 or any covenant, condition or agreement contained in
Section 6.2; or

(f) the Borrower shall default in the performance or observance of any other covenant, condition or provision hereof or in any other Credit Document or any other Credit Party shall default in the performance or observance of any covenant, condition or provision in any other Credit Document (other than the Subsidiary Guarantee) or any Guarantor shall default in the performance or observance of any covenant, condition or provision in the Subsidiary Guarantee (other than Section 2 thereof, as to which clause (a) of this Section 7.1 relates), as the case may be, and such default shall not be remedied within thirty (30) days after written notice thereof is received by the Borrower or any other Credit Party, as the case may be, from any Lender or the Agent; or

(g) a proceeding (other than a proceeding commenced by the Borrower or any Subsidiary thereof, as the case may be) shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Borrower or such Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or such Subsidiary or for any substantial part of its total assets, or for the winding-up or liquidation of its affairs and such proceedings shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding; or

(h) the Borrower or any Subsidiary thereof, as the case may be, shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or such Subsidiary or for any substantial part of its total assets, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or

(i) a judgment or order shall be entered against the Borrower or any Subsidiary thereof, by any court, and (i) in the case of a judgment or order for the payment of money that has not been vacated, stayed or appealed (and bonded, if required) within the time required by the terms of such judgment or order, either (A) such judgment or order shall continue undischarged for a period of fifteen (15) days in which the aggregate amount of all such judgments and orders exceeds $100,000 or (B) enforcement proceedings shall have been commenced upon such judgment or order, and (ii) in the case of any judgment or order for other than the payment of money, such judgment or order could, in the reasonable judgment of any Lender, together with all other such judgments or orders, have a materially adverse effect on the Borrower and its Subsidiaries taken as a whole; or

(j) the occurrence of a material adverse change in the financial condition, properties, assets or results of operations of the Borrower and its Consolidated Subsidiaries, taken as a whole; or

(k) any Termination Event shall occur with respect to any Benefit Plan, (ii) any Accumulated Funding Deficiency, whether or not waived, shall exist with respect to any Benefit Plan, (iii) any Person shall engage in any Prohibited Transaction involving any Benefit Plan, (iv) the Borrower or any ERISA Affiliate shall be in "default" (as defined in ERISA Section 4219(c)(5)) with respect to payments owing to a Multiemployer Plan as a result of the Borrower's or any ERISA Affiliate's complete or partial withdrawal (as described in ERISA Section 4203 or 4205) from such Multiemployer Plan, (v) the Borrower or any ERISA Affiliate shall fail to pay when due an amount that is payable by it to the Pension Benefit Guaranty Corporation or to a Benefit Plan under Title IV of ERISA, or
(vi) a proceeding shall be instituted by a fiduciary of any Benefit Plan against the Borrower or any ERISA Affiliate to enforce ERISA Section 515 and such proceeding shall not have been dismissed within 30 days thereafter, except that no event or condition referred to in clauses (i) through (vi) shall constitute an Event of Default if it, together with all other such events or conditions at the time existing, has not had, and in the reasonable determination of the Required Lenders will not have, a materially adverse effect on the Borrower and its Subsidiaries, taken as whole; or

(l) if (i) the Borrower or any Subsidiary thereof shall be suspended or debarred from contracting with the United States Government and such suspension or debarment shall not have been lifted within fifteen (15) Business Days after the imposition thereof, or (ii) the United States Government shall have terminated any contract to which the Borrower or any Subsidiary thereof is a party and such termination would have a material adverse effect upon the financial condition or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole;

(m)     the occurrence of a Change in Control or a Potential Change in Control;

(n) the Borrower Security Agreement, any Subsidiary Security Agreement or any Pledge Agreement shall cease for any reason to be in full force and effect, shall cease to be effective to grant a perfected security interest in the collateral pledged thereunder with the priority stated to be created thereby or shall be declared null and void by any Governmental Body, or the validity or enforceability thereof shall be contested by any party thereto (other than the Agent or any Lender) or any Credit Party shall deny that it has any further liability or obligation thereunder; or

(o) the Subsidiary Guaranty shall cease for any reason to be in full force and effect or shall be declared null and void by any Governmental Body, or the validity or enforceability thereof shall be contested by any Guarantor, or any Guarantor shall deny that it has any further liability or obligation under the Subsidiary Guaranty; or

(p) any creditor of any Credit Party shall obtain possession of any of the collateral pledged by any Credit Party in favor of the Agent by any means, including, without limitation, levy, distraint, replevin or self-help, or any such creditor shall establish or obtain any right in such which is equal to or senior to the security interests of the Agent in such collateral; or

(q) the Agent or any Lender shall allege in writing that one or more Events of Default have occurred and the Borrower shall have failed, after 15 [Business Days] notice thereof from the Agent or such Lender, to provide reasonably satisfactory evidence to the Agent and the Lenders that such Events of Default have not in fact occurred;

then, and upon any such event, the Agent, with the consent of the Required Lenders, may (1) upon notice to the Borrower, declare the entire outstanding principal amount, if any, of the Revolving Notes, the Swing Line Note, any and all accrued and unpaid interest thereon, the aggregate amount outstanding under all Standby Letters of Credit, any and all accrued and unpaid Unused Portion Fee and L/C Fee, and any and all other amounts payable by the Borrower to the Lenders or the Agent under this Agreement or the Revolving Notes or the Swing Line Note to be forthwith due and payable, whereupon the entire outstanding principal amount, if any, of the Revolving Notes or the Swing Line Note, together with any and all accrued and unpaid interest thereon, the aggregate amount outstanding under all Standby Letters of Credit, any and all accrued and unpaid Unused Portion Fee and L/C Fee, and any and all other such amounts, shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of the entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Bankruptcy Code, any principal amount of the Revolving Notes and the Swing Line Note then outstanding, together with any and all accrued and unpaid interest thereon, the aggregate amount outstanding under all Standby Letters of Credit, any and all accrued and unpaid Unused Portion Fee and L/C Fee, and any and all such other amounts shall thereupon automatically become and be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower; (2) terminate or reduce the Revolving Loan Commitment and the Swing Line Subfacility; and (3) exercise any rights and remedies available to it under any Credit Document or under applicable laws, including without limitation any rights and remedies of a secured party under the Uniform Commercial Code in effect in the Commonwealth of Virginia and under any other applicable laws.


ARTICLE VIII.

                                                THE AGENT

     Section 8.01. Appointment of Agent. TC "Section 8.1 Appointment of Agent." \f C \l "2"

(a) Appointment Generally. Each of the Lenders hereby designates and appoints NationsBank, N.A. as the Agent of such Lender under this Agreement and the other Credit Documents, and each of the Lenders hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers as are set forth herein and therein, together with such other powers as are incidental thereto. The Agent agrees to act as such on the express conditions contained in this
Article VIII.

(b) Agent Acts for Lenders. The provisions of this Article VIII are solely for the benefit of the Agent and the Lenders, and the Borrower shall have no right (including as third party beneficiary) to rely on or enforce any of the provisions hereof. In performing its functions and other duties under this Agreement and the other Credit Documents, the Agent shall act solely as agent for the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any of its Affiliates.

     Section 8.02. Nature of Duties; Non-Reliance on Agent and other Lenders. TC "Section 8.2 Nature of Duties; Non-Reliance on Agent and other Lenders." \f C \l "2"

(a) The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the other Credit Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have, by reason of this Agreement or any other Credit Document, a fiduciary relationship in respect of any Lender and is not a trustee for the Lenders. Nothing in this Agreement or any of the other Credit Documents, expressed or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the other Credit Documents except as expressly set forth herein and therein. If the Agent seeks the consent or approval of the Lenders to the taking or refraining from taking of any action hereunder, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender at any time the Required Lenders or all of the Lenders, as the case may be, have instructed the Agent to act or refrain from acting pursuant hereto. The Agent may execute any of its duties hereunder or under any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(b) Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or any Affiliate thereof hereinafter taken, including any review of the affairs of the Borrower or any Subsidiary thereof, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Revolving Loans and issue or participate in the issuance of Standby Letters of Credit hereunder and enter into this Agreement and the other Credit Documents to which it is a party. Each Lender covenants that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement or any other Credit Document to which it is a party, and to make such investigations as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower and its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 8.03. Rights, Exculpation, Etc. TC "Section 8.3 Rights, Exculpation, Etc." \f C \l "2" Neither the Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents, attorneys or consultants shall be liable to any Lender for any action taken or omitted by it or such Person hereunder or under any of the other Credit Documents, or in connection herewith or therewith, except that (i) the Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder, and (ii) neither the Agent nor any such other Person shall have any liability hereunder or under any other Credit Document except to the extent arising out of its own gross negligence or willful misconduct (as determined by the final judgment of a court of competent jurisdiction). The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to the terms of this Agreement and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due, but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to have been entitled. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties made by the Borrower or any Subsidiary thereof in this Agreement or in any other Credit Document or in any other document, certificate, report or financial statement delivered by the Borrower or any Subsidiary thereof in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the other Credit Documents, or any of the transactions contemplated thereby, or for the financial condition of the Borrower or any of its Subsidiaries. The Agent shall not be required to make any inquiry concerning conditions of this Agreement or any of the Credit Documents or the financial condition of the Borrower or its Subsidiaries or the existence or possible existence of any Potential Event of Default or Event of Default. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Credit Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not incur any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Credit Documents until it shall have received such instructions from the Required Lenders or, to the extent specifically provided herein, all the Lenders or unless it shall first be indemnified by the Lenders against any and all liability and expense which may be incurred by it by reason of refraining to take any action or withholding any approval. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Credit Documents in accordance with the instructions of the Required Lenders or, to the extent specifically provided herein, all the Lenders, and such instructions shall be binding upon all Lenders (including their successors and assigns).

     Section 8.04. Reliance; Notice of Default. TC "Section 8.4 Reliance; Notice of Default." \f C \l "2"

(a) The Agent shall be entitled to rely upon any written notice, statement, certificate, order, letter, cablegram, telegram, telecopy, telex or teletype message, statement or other document or any telephone message believed by it in good faith to be genuine and correct and to have been signed or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Credit Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for any Credit Party), independent public accountants and other experts selected by it with reasonable care. The Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless and until the Agent shall have received a duly executed instrument of assignment as contemplated by Section 9.8(c) hereof and the other conditions to assignment, to the extent applicable, shall have been satisfied.

(b) The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Potential Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default or Potential Event of Default and stating that such notice is a "notice of Event of Default" of "notice of Potential Event of Default", as the case may be. The Agent shall take such action with respect to such Event of Default or Potential Event of Default as shall be reasonably directed by the Required Lenders.

Section 8.05. Indemnification. TC "Section 8.5 Indemnification." \f C \l "2" To the extent that the Agent is not reimbursed and indemnified by the Borrower or the Borrower fails upon demand by the Agent to perform its obligations to reimburse or indemnify the Agent, the Lenders will severally reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Credit Documents or any action taken or omitted by the Agent under this Agreement or any of the other Credit Documents, in proportion to each Lender's Pro Rata Share; provided, that no Lender shall be liable for (i) any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct (as determined by the final judgment of a court of competent jurisdiction) or (ii) the legal fees and expenses incurred by the Agent in connection with the execution and delivery of this Agreement and the other Credit Documents (to the extent not reimbursed by the Borrower). The obligations of the Lenders under this Section 8.5 shall survive the payment in full of the Revolving Loans and the termination of this Agreement.

Section 8.06. The Agent Individually. TC "Section 8.6 The Agent Individually." \f C \l "2" With respect to its Pro Rata Share hereunder and the Revolving Loans, Standby Letters of Credit and any Swing Line Loan made by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The term "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower and its Subsidiaries as if it were not acting as Agent pursuant hereto.

     Section 8.07. Successor Agent; Resignation of Agent. TC "Section 8.7 Successor Agent; Resignation of Agent." \f C \l "2"

(a) The Agent may resign from the performance of its functions and duties hereunder at any time by giving at least thirty (30) days' prior written notice to the Lenders and the Borrower. In the event that the Agent gives notice of its desire to resign from the performance of its functions and duties as Agent, any such resignation shall take effect only upon the acceptance by a successor Agent of appointment pursuant to clause (b) or (c) below.

(b) The Required Lenders shall jointly appoint a successor Agent, which shall be a Lender hereunder.

(c) If a  successor  Agent shall not have been so  appointed  within said twenty
(20) day period, the retiring Agent shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Lenders appoint a successor Agent as provided above, it being understood and agreed that any successor Agent so appointed by the retiring Agent pursuant to this clause (c) need not be, notwithstanding the provisions of clause (b) above, a Lender hereunder so long as such successor Agent is a commercial bank organized under the laws of the United States of America or of any State thereof or of the District of Columbia and has a combined capital and surplus of at least $400,000,000.00.

Upon the appointment of a successor Agent, the term "Agent" shall, for all purposes of this Agreement and the other Credit Documents, thereafter include such successor Agent, the retiring Agent shall be discharged from its duties and obligations as Agent, as appropriate, under this Agreement and the other Credit Documents and the successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, except that the retiring Agent shall reserve all rights as to obligations accrued or due to it, in its capacity as such, at the time of such succession and all rights (whenever arising) under Section 9.10 hereof.

Section 8.08. Certain Matters Requiring the Consent of all Lenders.  TC "Section
8.8 Certain Matters Requiring the Consent of all Lenders." \f C \l "2" Subject to the provisions of Section 8.9(ii) hereof, the consent of all the Lenders shall be required for taking any of the following required or permitted actions hereunder:

                  (i) any decrease or increase in any interest rate or margin applicable to any Revolving Loan or Swing Line Loan or in any fee payable hereunder, or change in the method of computing the interest rate or margin applicable to any Revolving Loan or Swing Line Loan or in any fee payable hereunder;

                  (ii)  any change in the Maturity Date;

                  (iii)  any increase in the Revolving Loan Commitment;

                  (iv)  any change in the definition of Required Lenders;

     (v) any assignment or delegation of the Borrower's Obligations and rights hereunder;

                  (vi) any postponement of the date of payment of any principal, interest or fees (other than any fee, if any, payable solely to the Agent, which may be postponed or waived at the sole discretion of the Agent) due hereunder;

                  (vii) the release of any collateral pledged by any Credit Party under the Borrower Security Agreement, any Subsidiary Security Agreement or any Pledge Agreement;

     (viii) the release of any Guarantor from its obligations under the Subsidiary Guarantee; and

                  (ix) any  amendment,  modification  or waiver of this  Section
8.8.

For the avoidance of doubt, all other actions, consents, waivers and amendments permitted or required hereunder by the Lenders shall be by the Required Lenders (unless such action, consent, waiver or amendment shall relate only to an individual Lender, in which case such action may be taken by such Lender individually).

Section 8.09. Defaulting Lenders Vote Not Counted. TC "Section 8.9 Defaulting Lenders Vote Not Counted." \f C \l "2" Whenever the "Required Lenders" or "all the Lenders" shall be required or permitted to take any action pursuant to the provisions of any Credit Document, for so long as a Lender shall be in default of its obligation to advance its Pro Rata Share of any Revolving Loan or, if applicable, any Swing Line Loan or advance any other funds to the Agent or any other Lender as required hereunder:

                  (i) until the earlier of the cure of such default and the termination of the Revolving Loan Commitment, the term Required Lenders for purposes of this Agreement shall mean Lenders (excluding all Lenders whose default shall have not been cured) whose Pro Rata Shares represent more than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; and

                  (ii) until the earlier of the cure of such default and the termination of the Revolving Loan Commitment, the term "all the Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose default shall have not been cured) whose Pro Rata Shares represent one hundred percent (100%) of the aggregate Pro Rata Shares of such Lenders.

ARTICLE IX.

                                              MISCELLANEOUS

Section 9.01. Amendments and Waivers; Cumulative Remedies. TC "Section 9.1 Amendments and Waivers; Cumulative Remedies." \f C \l "2" No delay or failure of any Lender or the Agent or the holder of any the Revolving Notes or the Swing Line Note in exercising any right, power or privilege hereunder or under any other Credit Document shall affect such right, power or privilege; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of any Lender or the Agent or any other holder of the Revolving Notes or the Swing Line Note are cumulative and not exclusive of any rights or remedies which any of them would otherwise have. Neither this Agreement or any other Credit Document, nor any term, condition, representation, warranty, covenant or agreement hereof or thereof, may be changed, waived, discharged or terminated orally but only by an instrument in writing executed by the party against whom such change, waiver, discharge or termination is sought. Any waiver, permit, consent or approval of any kind or character (whether involving a breach, default, provision, condition or term hereof or otherwise) on the part of any Lender or the Agent or any other holder of any Revolving Note, the Swing Line Note, or of the Borrower under this Agreement, or under any other Credit Document shall be effective only in the specific instance and for the purpose for which given and only to the extent set forth specifically in writing. No notice or demand given hereunder shall entitle the recipient thereof to any other or further notice or demand in similar or other circumstances.

Section 9.02. Survival of Representations and Warranties. TC "Section 9.2 Survival of Representations and Warranties." \f C \l "2" All representations, warranties, covenants and agreements of the Borrower and the other Credit Parties contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of Revolving Loans or Swing Line Loans hereunder and the issuance of the Revolving Notes and the Swing Line Note.

Section 9.03. Supervening Illegality TC "Section 9.3 Supervening Illegality" \f C \l "2" . If, after the date hereof, as the result of (i) the adoption of any law, rule or regulation by any Governmental Body, (ii) any change in the existing laws, rules and regulations of any Governmental Body, (iii) the issuance of any order or decree by any Governmental Body, (iv) any change in the interpretation or administration of any applicable law, rule, regulation, order or decree by any Governmental Body (including any central bank or similar agency) charged with the interpretations or administration thereof, or (v) compliance by any Lender with any request or directive (whether or not having the force of law) of any Governmental Body, it shall be unlawful or impossible for such Lender to maintain or make any LIBOR Loan, then the obligation of such Lender to maintain or make any LIBOR Loan or convert any ABR Loan to a LIBOR Loan shall forthwith be cancelled and such Lender shall automatically convert any outstanding LIBOR Loan to an ABR Loan. The Borrower shall pay to such Lender, promptly upon demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section 9.3 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loans hereunder, and such Lender's notice to the Borrower of such costs shall be conclusive and binding absent manifest error.

Section 9.04. No Reduction in Payments. TC "Section 9.4 No Reduction in Payments." \f C \l "2" All payments due to the Lenders hereunder, and all other terms, conditions, covenants and agreements to be observed and performed by the Borrower hereunder, shall be made, observed or performed by the Borrower without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment, counterclaim (whether sounding in tort, contract or otherwise) or tax.

Section 9.05. Stamp Taxes. TC "Section 9.5 Stamp Taxes." \f C \l "2" The Borrower, on behalf of itself and the other Credit Parties, agrees to pay, and to save each Lender harmless from all liability for, any State or Federal stamp, transfer, documentary or similar taxes, assessments or charges (herein "Stamp Taxes"), and any penalties or interest with respect thereto, which may be assessed, levied, collected or imposed by or upon such Lender, or otherwise become payable by such Lender, in connection with the execution and delivery of this Agreement or the other Credit Documents.

Section 9.06. Notices TC "Section 9.6 Notices" \f C \l "2" . Any notice, statement, request or demand required or permitted hereunder to be in writing may be given by telecopy, telex, cable or other customary means of electronic communication or by registered or certified mail (return receipt requested) or express courier, postage prepaid. All notices, statements, requests and demands given to or made upon any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given or made(i) in the case of telephonic notice (to the extent expressly permitted hereunder), when made, (ii) in the case of notice delivered by overnight express courier, one Business Day after the Business Day such notice was delivered to such courier, (iii) in the case of notice delivered by first class mail, three Business Days after being deposited in the mail, postage prepaid, return receipt requested, (iv) in the case of notice by hand, when delivered, or (v) in the case of notice by any customary means of telecommunication, when sent provided confirmation of receipt or answer back has been received, in each case if addressed:

                  to the Borrower, to it at:

                           Hagler Bailly, Inc.
                           1530 Wilson Boulevard
                           Suite 400
                           Arlington, Virginia  22209
                           Attention:  Glenn J. Dozier
                           Telephone: (703) 351-0338
                           Telecopy: (703) 528-3786

                  to the Agent, to it at:

                           NationsBank, N.A.
                           8300 Greensboro Drive
                           Suite 550
                           McLean, VA  22102
                           Attention:  James W. Gaittens
                           Telephone: (703) 761-8022
                           Telecopy:(703) 761-8059

                           and if to any Lender, to it at its
                           address specified opposite its name
                           on the signature pages hereto.

or such other address for notice as any party hereto may designate for itself in a notice to the other party, except in cases where it is expressly provided herein that such notice, statement, request or demand shall not be effective until received by the party to whom it is addressed.

Section 9.07. Governing Law. TC "Section 9.7 Governing Law." \f C \l "2" THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE DEEMED TO BE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF VIRGINIA AND, FOR ALL PURPOSES, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES.



     Section 9.08. Successors and Assigns; Participations; Assignments. TC "Section 9.8 Successors and Assigns; Participations; Assignments." \f C \l "2"

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its interest hereunder without the prior written consent of all the Lenders and the Agent.

(b) Participations. Any Lender may sell participation in all or any part of the Revolving Loans made by it or its Commitment or any other interest herein or in its Revolving Note or in any other document delivered or instrument delivered in connection herewith to another bank or other entity. In the case of such participation by a Lender, (i) the participant shall not have any rights under this Agreement or the applicable Revolving Note or any other document or instrument delivered in connection herewith (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto),
(ii) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation and (iii) the Borrower shall continue to deal directly with such Lender with respect to the transactions contemplated hereby.

(c) Assignments. Each Lender may assign any of its rights or interests under the Credit Documents to one or more financial institutions, provided that:

                  (i) each such assignment shall be in an amount not less than $10,000,000.00 (or such lesser amount if, after giving effect to such assignment and all other assignments by such Lender occurring substantially simultaneously therewith, such assigning Lender shall hold no Commitment or any Revolving Loan or Swing Line Loan);

                  (ii) each such assignment by a Lender of its Commitment or Revolving Loans or Swing Line Loans shall be made in such manner so that the same portion of such Lender's Commitment, Revolving Loans, Revolving Note, Swing Line Loans and Swing Line Note and obligations in respect of any Standby Letter of Credit is assigned to the respective assignee Lender;

     (iii) the assigning Lender shall pay to the Agent a one-time fee in the amount of $3,500.00; and

                  (iv) the Agent and, so long as no Event of Default shall have occurred and be continuing, the Borrower shall have consented to such assignment, which consent shall not be unreasonably withheld or delayed.

Upon execution and delivery by the assignee to the Borrower and the Agent of an instrument in writing pursuant to which such assignee agrees to be a "Lender" hereunder (if not already a Lender) having the Commitment and Revolving Loans and Swing Line Loans specified in such assignment, and upon the consent of the Agent and, if applicable, the Borrower as provided above, the assignee shall have, to the extent of such assignment, the rights, benefits and obligations of a Lender hereunder holding the Commitment, Revolving Loans and Swing Line Loans (or portions thereof) and Standby Letters of Credit or deemed participations therein, as applicable, assigned to it pursuant to such assignment (in addition to the Commitment, Revolving Loans and Swing Line Loans (or portions thereof) and Standby Letters of Credit or deemed participations therein, as applicable, theretofore held by such assignee), and the assigning Lender shall, to the extent of such assignment, be relieved from its Commitment (or portion thereof) and other obligations hereunder so assigned.

Section 9.09. Affirmative Rate of Interest Permitted by Law. TC "Section 9.9 Affirmative Rate of Interest Permitted by Law." \f C \l "2" Nothing in this Agreement or in any Revolving Note or Swing Line Note shall require the Borrower to pay interest to the Agent for the account of the Lenders at a rate exceeding the maximum rate permitted by applicable law to be charged or received by the Lenders, it being understood that this Section 9.9 is not intended to make the criminal laws of any jurisdiction applicable in circumstances in which they would not otherwise apply. If the rate of interest specified herein or in any Revolving Note would otherwise exceed the maximum rate so permitted to be charged or received with respect to any amounts outstanding hereunder or under such Revolving Note, or Swing Line Note, the rate of interest required to be paid to the Agent for the account of the Lenders shall be automatically reduced to such maximum rate.

Section 9.10. Costs and Expenses; Indemnification. TC "Section 9.10 Costs and Expenses; Indemnification." \f C \l "2" Without regard to whether the Effective Date shall have come into existence or whether any Revolving Loan or Swing Line Loan or Standby Letter of Credit shall have been made or issued hereunder, the Borrower shall pay to each Lender and the Agent, as the case may be, and reimburse each Lender and the Agent for, as the case may be, and save each Lender and the Agent, as the case may be, harmless from, and indemnify each Lender and the Agent, as the case may be, against, losses from:

                  (i) in the case of the Agent, (x) all out-of-pocket cost and expenses of the Agent in connection with the preparation, execution, delivery, waiver, modification, amendment, filing and recording of this Agreement and any other Credit Document (to the extent applicable) and any other document or instrument delivered in connection with the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto, and (y) all out-of-pocket costs and expenses, if any (including without limitation, reasonable counsel and advisor fees and expenses), of such Agent in such capacity in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of or exercise of remedies under this Agreement and any other Credit Document and any other document or instrument delivered in connection with the transactions contemplated hereby, including, for the avoidance of doubt and without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this clause (i); and

                  (ii) in the case of any Lender, all out-of-pocket costs and expenses, if any (including without limitation, reasonable counsel fees and expenses), of such Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of or exercise of remedies under this Agreement and any other Credit Document and any other document or instrument delivered in connection with the transactions contemplated hereby, including, for the avoidance of doubt and without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this clause (ii).

(a) The Borrower shall indemnify and hold harmless each Lender, the Agent and their respective affiliates, officers, directors, employees, agents and advisors (each, an "Indemnified Person") from and against, and pay and reimburse each Indemnified Person for, any and all claims, damages, fines, penalties, losses, liabilities, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted or awarded against any Indemnified Person (i) arising out of or in connection with or by reason of any investigation, litigation or proceeding (of whatever nature), or the preparation of a defense of any investigation, litigation or proceeding, relating to this Agreement, any other Credit Document, any other document or instrument delivered in connection with the transactions contemplated hereby, the proceeds of the Revolving Loans or Swing Line Loans any other transaction contemplated hereby or thereby, and (ii) with respect to any environmental matters, any environmental compliance expenses and remediation expenses, to the extent required under any environmental law (whether statutory or common law) in connection with the presence or suspected presence of any Hazardous Substance in or into the air, soil, groundwater, surface water or improvements at, on, about, under, or within any of the Borrower's or its current or former Subsidiaries' present, past or future properties, or any portion thereof, or elsewhere in connection with the transportation of Hazardous Substances to or from such properties, and in the case of clause (i) or (ii) whether or not an Indemnified Person is a party hereto or thereto and whether or not the Effective Date shall have come into existence or any Revolving Loan or any Standby Letter of Credit has been made or issued under this Agreement; provided, however, that the Borrower shall have no obligation to indemnify or hold harmless any Indemnified Person under this Section 9.10(b) to the extent arising out of such Indemnified Person's gross negligence or willful misconduct.

(b) All amounts payable by the Borrower under this Section 9.10 shall be immediately due upon written request by a Lender or the Agent, as the case may be, for the payment thereof. The obligations of the Borrower under this Section
9.10 shall survive the repayment of the Revolving Notes and the Swing Line Note and reimbursement for any Drawing under any Standby Letter of Credit.

Section 9.11. Set-Off; Suspension of Payment and Performance. TC "Section 9.11 Set-Off; Suspension of Payment and Performance." \f C \l "2" Each Lender and the Agent is hereby authorized by the Borrower, at any time and from time to time, without notice (a) to set off against, and to appropriate and apply to the payment of, the liabilities of the Borrower then due under this Agreement and any other Credit Document any and all liabilities owing by any Lender or the Agent or any of their Affiliates to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured and, in the case of liabilities that are deposits (including, without limitation, any funds from time to time on deposit in the Borrower Account or other account maintained with any Lender or the Agent, whether general or special, time or demand and however evidenced and whether maintained at a branch or office located within or without the United States), and (b) during any Event of Default, to suspend the payment and performance of such liabilities owing by such Person or its Affiliates and, in the case of liabilities that are deposits, to return as unpaid for insufficient funds any and all checks and other items drawn against such deposits.

Section 9.12. Judicial Proceedings; Waiver of Jury Trial. TC "Section 9.12 Judicial Proceedings; Waiver of Jury Trial." \f C \l "2" Any judicial proceeding brought against the Borrower with respect to any Credit Agreement Related Claim may be brought in any court of competent jurisdiction in the Commonwealth of Virginia, and, by execution and delivery of this Agreement, the Borrower (a) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any judgment rendered thereby in connection with any Credit Agreement Related Claim and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum. The Borrower hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 9.6 of this Agreement, and service so made shall be deemed completed on the earlier of (x) the receipt thereof and (y) if sent by registered or certified mail (return receipt requested), the fifth
(5th) Business Day after such service is deposited in the mail. Nothing herein shall affect the right of any Lender, the Agent or any other Indemnified Person to serve process in any other manner permitted by law or shall limit the right of any Lender, the Agent or any other Indemnified Person to bring proceedings against the Borrower in the courts of any other jurisdiction. Any judicial proceeding by the Borrower against any Lender or the Agent involving any Credit Agreement Related Claim shall be brought only in a court located in the Commonwealth of Virginia. THE BORROWER AND THE LENDERS AND THE AGENT HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING ANY CREDIT AGREEMENT RELATED CLAIM.

Section 9.13. Integration. TC "Section 9.13 Integration." \f C \l "2" This Agreement and the other Credit Documents and, when executed, the Autoborrow Services Agreement constitute the entire agreement of the Agent, the Lenders, the Borrower and the other Credit Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Credit Documents.

Section 9.14. Further Acts and Assurances. TC "Section 9.14 Further Acts and Assurances." \f C \l "2" The Borrower shall, and shall cause the Credit Parties to promptly and duly execute and deliver to a Lender or the Agent, as the case may be, and to such other persons as such Lender or the Agent shall reasonably designate, such further instruments and shall take such further action as may be required by law or as such Lender or the Agent may from time to time request in order more effectively to carry out and accomplish the intent and purpose of this Agreement and the other Credit Documents and to establish and protect the rights and remedies created or intended to be created in favor of the Agent or any Lender hereunder or under any other Credit Document.

Section 9.15. No Fiduciary Relationship. TC "Section 9.15 No Fiduciary Relationship." \f C \l "2" The Borrower acknowledges that no provision of this Agreement or in any of the other Credit Documents, and no course of dealing between any Lender or the Agent and the Borrower, or any other Credit Party, shall be deemed to create any fiduciary duty by the Agent or any Lender to the Borrower or any other Credit Party.

Section 9.16. Severability. TC "Section 9.16 Severability." \f C \l "2" The provisions of this Agreement are severable, and if any clause or provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such clause or provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such clause or provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 9.17. Counterparts. TC "Section 9.17 Counterparts." \f C \l "2" This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each complete set of which, when so executed and delivered by all parties, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 9.18. Headings, Bold Type and Table of Contents. TC "Section 9.18 Headings, Bold Type and Table of Contents." \f C \l "2" The section headings, subsection headings, and bold type used herein and the Table of Contents hereto have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

                  IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

                                    BORROWER

                               HAGLER BAILLY, INC.


                     By:_/s/ Glenn J. Dozier_______________
                              Name: Glenn J. Dozier
                          Title: Senior Vice President
                           and Chief Financial Officer


                                      AGENT

                           Address: NATIONSBANK, N.A.


             8300 Greensboro Drive By:_____________________________
                      Fifth Floor Name: James W. Gaittens
              McLean, Virginia 22102 Title: Senior Vice President
                        Attention: Mr. James W. Gaittens
                           Telephone: (703) 761-8022
                           Telecopier: (703) 761-8059


                                     LENDERS

                                NATIONSBANK, N.A.
                       By: /s/ James W. Gaittens__________
                             Name: James W. Gaittens
                          Title: Senior Vice President


                                    Address:
                             8300 Greensboro Drive
                                  Fifth Floor
McLean, Virginia  22102
Attention:  Mr. James W. Gaittens
Telephone:  (703) 761-8022
Telecopier:  (703) 761-8059

     Exhibit A to Revolving Credit Agreement








                     Form of Borrower Security Agreement has
      been intentionally omitted. See Security Agreement executed by Hagler Bailly, Inc. in the form of the Borrower Security Agreement attached to the Revolving Credit Agreement as Exhibit A

                                  Exhibit B to
                           Revolving Credit Agreement




                                                   INTENTIONALLY DELETED

                                  Exhibit C to
                           Revolving Credit Agreement













                                          Form of Revolving Note has been
                                     intentionally omitted. See Revolving Note
                                    executed by Hagler Bailly, Inc. in the form
                                                  of the Revolving

                                  Exhibit D to
                           Revolving Credit Agreement











                        Form of Subsidiary Guarantee has
              been intentionally omitted. See Subsidiary Guarantee
              by those Domestic Subsidiaries of Hagler Bailly, Inc.
                     constituting, as of November 20, 1998,
                      Material Domestic Subsidiaries in the
                    form of the Subsidiary Guarantee attached
                 to the Revolving Credit Agreement as Exhibit D

                                  Schedule I to
                         The Revolving Credit Agreement


                     Name of Lender Commitment (in Dollars)


                        NationsBank, N.A. $50,000,000.00

                                  Schedule 5.5

                                                    Litigation

1. Hagler Bailly's indirect subsidiary, Theodore Barry & Associates, is a defendant in a lawsuit brought in the United States District Court for the Northern District of Illinois, Michael A. Laros v. Theodore Barry & Associates, No. 95-C4175, by one of its former executives seeking payment of a bonus and salary allegedly due him and payment of principal and interest on a subordinated note of TB&A held by him, prejudgment interest and costs and fees.

2. Apogee Research, Inc. ("Apogee"), one of Hagler Bailly's wholly owned subsidiaries, has received a subpoena from the Office of the Inspector General of the Environmental Protection Agency (the "EPA") requesting records from April 1993 through October 1995 pertaining to a contract between Apogee and the EPA. The work under this contract has been completed. The subpoena was served in connection with an EPA investigation relating to the submission of potential false statements and false claims under the contract.

3. A former employee of Hagler Bailly, Inc. has filed a claim with the Arlington County Human Rights Commission against the Company alleging discrimination in relation to her termination.

4. HB Capital, Inc., a wholly owned subsidiary of the Company, is seeking the payment of approximately $133,000 in fees and a success fee from
      Engineering Power Systems Group, Inc. ("EPS") in connection with the financing of a barge mounted power system in Case No. 1998 ST.J. No. 3233, Supreme Court of Newfoundland, Trial Division. EPS has filed a counterclaim against HB Capital, Inc. in this case. No specific dollar amount of damages is claimed in the counterclaim.

                                  Schedule 5.6

                                                     Defaults

None.


                                  Schedule 5.12
              Subsidiaries

                                                                            Book Value
                                                                            of Total      Shares of Cap Incorporation
Name                                                                        Assets of     Stock O/S                       Ownership
                                                                            Material
                                                                            Domestic
                                                    Type                   Subsidiaries
                                                    of                     as of
                                                   Subsidiary             9/30/98
1.     Hagler Bailly Texas, Inc.                   Domestic               -0-              Texas             100          100% (4)
2.     Hagler Bailly Consulting France, S.A.       Foreign                $1,314,547       France            10,000       100% (1)*
3.     Hagler Bailly Indonesia, Inc.               Foreign                $1,346,828       Delaware          100          100% (1)
4.     PT Hagler Bailly Indonesia                  Foreign                -0-              Indonesia         150,000      100% (2)
5.     Hagler Bailly Consulting, Ltd.              Foreign                522,883          Ireland           1,000,000    100% (1)
6.     TB&A Group, Inc.                            Material Domestic      $7,005,623       Delaware          1,000        100% (3)
7.     Theodore Barry & Associates                 Material Domestic      $9,203.368       California        10,648       100% (7)
8.     Apogee Research, Inc.                       Domestic               -0-              Maryland          1,000        100% (3)
9.     Apogee Research International Ltd.          Foreign                $704,285         Canada            100          100% (6)
10.   Izsak, Grapin et Associes, S.A.R.L.          Foreign                $2,386,985       France            2,500        100% (3)
11.   Hagler Bailly, S.A.                          Foreign                $518,163         Argentina         12,000       100% (1&8)
12.   Estudio Q Ingenieros Asociados S.R.L.        Foreign                -0-              Argentina         12,000       100% (3)
13.   Estudio Q S.A.                               Foreign                $430,788         Argentina         12,000       100% (3)
14.   Hagler Bailly Services, Inc.                 Material Domestic      $20,962,178      Delaware          100          100% (3)
15.   Hagler Bailly Consulting, Inc.               Material Domestic      $6,939,134       Delaware          100          100% (3)
16.   HB Capital, Inc.                             Material Domestic      $387,450         Delaware          100          100% (3)
17.   HB Capital Securities, Inc.                  Material Domestic      -0-              Delaware          1,000        100% (9)
18.   Private Label Energy Services, Inc.          Material Domestic      $1,000,000       Delaware          100          100% (9)
19.   Hagler Bailly Services (India) Ltd.          Foreign                -0-              India             125,000       74% (1)
20.   Hagler Bailly Armenia                        Foreign                $34,359          Delaware          0            100% (1)
21.   Hagler Bailly Pakistan (Private) Ltd.        Foreign                -0-              Pakistan          40,000        25% (1)+
22.   Putnam, Hayes & Bartlett, Inc.               Material Domestic      $29,238,015      Massachusetts     1,000        100% (3)
23.   Putnam, Hayes & Bartlett - Asia Pacific Ltd  Foreign                $3,951,522       New Zealand       20,000       100% (5)
24.    Putnam, Hayes & Bartlett - Asia Pacific     Foreign                $1,804,506       Australia         150,000      100% (5)
      Pty Ltd
25.   Hagler Bailly International S.A.             Foreign                -0-              Belgium           2,000         50% (1)++
26.   ZAO Hagler Bailly                            Foreign                -0-              Russia            0            100% (1)
27.   Core Management Systems Ltd                  Foreign                -0-              New Zealand       100          100% (10)
28.   Fieldston Publications, Inc.                 Domestic               $189,656         Maryland          100          100% (3)
--------------------------------------------------
Shares owned by six (6) individuals
+ Seventy-five  percent (75%) of shares owned by three (3)  individuals ++ Fifty percent (50%) of shares owned by RCG International, Inc .

(1)      Hagler Bailly Services, Inc.
(2)      Hagler Bailly Indonesia, Inc.
(3)      Hagler Bailly, Inc.
(4)      Hagler Bailly Consulting, Inc.
(5)      Putnam, Hayes & Bartlett, Inc.
(6)      Apogee Research, Inc.
(7)      TB&A Group, Inc.
(8)      Estudio Q Ingenieros Asociados S.R.L.
(9)      HB Capital, Inc
(10)     Putnam, Hayes & Bartlett - Asia Pacific Ltd

                                  Schedule 5.14




                                                   Real Property


None.

                                 Schedule 6.2(b)


                                               Certain Indebtedness


1. A Standby letter of credit issued in the amount of $12,121.00 by State Street Bank and Trust Company in favor of Superintencia De Electricita, Government of Bolivia.

                                                     SCHEDULES



Schedule I -- Commitments TC "Schedule I -- Commitments" \f C \l "1"



Schedule 5.5 -- Litigation TC "Schedule 5.5 -- Litigation" \f C \l "1"



Schedule 5.6 -- Defaults TC "Schedule 5.6 -- Defaults" \f C \l "1"



Schedule 5.12 -- Subsidiaries TC "Schedule 5.12 -- Subsidiaries" \f C \l
"1"




Schedule 5.14 -- Real Property TC "Schedule 5.14 -- Real Property" \f C \l
"1"




Schedule 6.2(b) -- Certain Indebtedness TC "Schedule 6.2(b) -- Certain Indebtedness" \f C \l "1"